Exhibit 99.1

TRANSOCEAN LTD.

STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2017,  2016 and 2015

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Ernst & Young AG Maagplatz 1 P.O. Box 8005 Zurich	Phone: +41 58 286 31 11 Fax: +41 58 286 30 04 www.ey.com/ch

To the General Meeting of
Transocean Ltd., Steinhausen
Zurich, February 21, 2018

Report of the statutory auditor on the consolidated financial statements

Opinion

As statutory auditor, we have audited the consolidated financial statements of Transocean Ltd. and its subsidiaries (the Group), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), equity, cash flows, and notes to the consolidated financial statements for each of the three years in the period ended December 31, 2017 (pages AR-4 – AR-38).  In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in accordance with U.S. generally accepted accounting principles and comply with Swiss law.

Board of Directors’ Responsibility

The Board of Directors is responsible for the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles and the requirements of Swiss law.  This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.  The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We are a public accounting firm and are required to be independent with respect to the Company.  We conducted our audits in accordance with Swiss law, Swiss Auditing Standards and the standards of the Public Company Accounting Oversight Board (United States) (PCAOB).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to fraud or error.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances.  An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Report on key audit matters based on the circular 1/2015 of the Federal Audit Oversight Authority

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period.  These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.  For each matter below, our description of how our audit addressed the matter is provided in that context.

We have fulfilled the responsibilities described in the Auditor’s responsibility section of our report, including in relation to these matters.  Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements.  The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

Revenue recognition, including contract modification
Area of emphasis

Transocean Ltd. recognizes contract drilling revenue as realized and earned that can be reasonably measured, based on contractual daily rates and when collectability is reasonably assured.  Revenues for contract preparation, mobilization and capital improvements to the rig are deferred and recognized over the primary contract term.  There is a risk of improper revenue recognition related to the accounting for terms and conditions of the contractual arrangement due to error or intent.  The risk may apply to new contracts as well as amendments or terminations resulting from demands, pressures, or disputes from customers.  The principal consideration for our determination that revenue recognition, including contract modification is a key audit matter is the subjective judgment involved in the interpretation of contractual terms that may be required in determining that all criteria have been met to recognize revenue.

See note 2 to these consolidated financial statements for Transocean Ltd.’s description of the accounting policy for revenue recognition.

Our audit response

Our audit procedures related to the key audit matter of revenue recognition, including contract modification included the following procedures:

We tested the effectiveness of controls over Transocean Ltd.’s review of new and amended contracts including the assessment of the accounting for the arrangement.  We inspect a list of all contracts entered into during the year, including modifications, and evaluate terms summarized by management for those that would require subjective judgment.  We test contracts utilizing a risk based approach to verify management has appropriately considered the application of the terms. We tested the accounting treatment for contracts terminated during the current fiscal year including validation that the revenue recognition criteria had been met and Transocean Ltd.’s performance obligations had been satisfied.  We used analytical procedures to identify transactions with attributes suggesting changes of terms and conditions of the underlying arrangement not identified through our other procedures.  We performed inquiries with members of the operations management team, including the marketing department, to corroborate the contract documentation obtained.

Long-lived assets impairment
Area of emphasis

Transocean Ltd. reviews the carrying amounts of long-lived assets, principally property and equipment, for potential impairment when events occur or circumstances change that indicate that the carrying amount of such assets may not be recoverable.  For assets classified as held and used, recoverability is determined by evaluating the estimated undiscounted future net cash flows based on projected dayrates and utilization of the asset group under review. Transocean Ltd. considers asset groups to be ultra-deepwater floaters, harsh environment floaters, deepwater floaters and midwater floaters.  When an impairment of one or more asset groups is indicated, the impairment is calculated as the amount by which the asset group’s carrying amount exceeds its estimated fair value.

Transocean Ltd. measures the fair values of its contract drilling asset groups by applying a variety of valuation methods, incorporating a combination of income and market approaches, using projected discounted cash flows and estimates of the price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.

The primary risks are incorrect determination of asset classes and subsequent calculation of recoverability, inaccurate models being used for the impairment assessments, and that the assumptions to support the value of asset classes are inappropriate.  The principal consideration for our determination that impairment of long-lived asset is a key audit matter is the subjectivity in the assessment of the recoverable amounts, which requires estimation and the use of subjective assumptions.

See note 5 to these consolidated financial statements for Transocean Ltd.’s related to long-lived assets impairments.

Our audit response

Our audit procedures related to the key audit matter of long-lived assets impairment included the following procedures:

We tested the effectiveness of controls over Transocean Ltd.’s long-lived assets impairment.  We performed inquiries of management about the current market conditions supporting the evaluation of potential impairment indicators, assessed Transocean Ltd.’s determination of asset groups, we tested the key assumptions used, and performed procedures on Transocean Ltd.’s prospective financial information.

We involved valuation specialists to assist in the evaluation of the impairment analyses, specifically in testing key assumptions and prospective financial information related to the midwater asset group.

We also evaluated management’s annual reassessment of the remaining useful lives and salvage values of its long‑lived assets given the current market condition.

We performed procedures to assess the valuation models for evidence of management bias considering contrary evidence from third party analyst reports from and press releases.

Realizability of deferred tax assets
Area of emphasis

Transocean Ltd. measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid.  Valuation allowances for deferred tax assets are recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  In evaluating the realizability of deferred tax assets, all available positive and negative evidence is considered, including projected future taxable income and the existence of cumulative losses in recent years.  Estimates, judgments and assumptions are required in determining whether deferred tax assets will be fully or partially realized.

As a result of the significant impairment charges in 2017 recognized on assets held for sale and disposals, Transocean Ltd. is in a consolidated three-year cumulative loss position.  The principal consideration for our determination that the realizability of deferred tax assets is a key audit matter is the judgment involved in determining the sources of income available to realize the deferred tax assets, including tax planning strategies, available carrybacks, and utilization of deferred tax liabilities and uncertain tax positions.  The three‑year cumulative loss position also limits the ability to consider other subjective evidence, such as projected contract activity.

See note 6 to these consolidated financial statements for Transocean Ltd.’s disclosures related to income taxes.

Our audit response

Our audit procedures related to the key audit matter of realizability of deferred tax assets included the following procedures:

We tested the effectiveness of controls over Transocean Ltd.’s process to assess the realizability of deferred tax assets.  We involved EY tax professionals regarding Transocean’s assessment and conclusion that it is more likely than not to realize its deferred tax assets based on the identified sources of future taxable income.

We performed procedures to evaluate management’s assessment, including testing forecasted income, evaluating prudent and feasible tax planning strategies, agreeing carrybacks available to prior year tax returns, tracing uncertain tax positions to account details, and recalculating the valuation allowances required.

Report on other legal requirements

We are a public accounting firm registered with the Swiss Federal Audit Oversight Authority (FAOA) and the PCAOB and we confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA). We are independent with respect to the Group in accordance with Swiss law (article 728 CO and article 11 AOA) and U.S. federal securities laws as well as the applicable rules and regulations of the Swiss audit profession, the U.S. Securities and Exchange Commission and the PCAOB, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

In accordance with article 728a para. 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

We have served as the Company’s auditor since 2008.

Ernst & Young Ltd.
/s/ Jolanda Dolente	/s/ Jennifer Mathias
Jolanda Dolente	Jennifer Mathias
Licensed audit expert	Certified public accountant
(Auditor in charge)

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Years ended December 31,
	2017	2016	2015

Operating revenues
Contract drilling revenues	$2,731	$3,705	$6,802
Other revenues	242	456	584
	2,973	4,161	7,386
Costs and expenses
Operating and maintenance	1,388	1,875	2,955
Depreciation	832	893	963
General and administrative	156	172	192
	2,376	2,940	4,110
Loss on impairment	(1,498)	(93)	(1,875)
Gain (loss) on disposal of assets, net	(1,603)	4	(36)
Operating income (loss)	(2,504)	1,132	1,365

Other income (expense), net
Interest income	43	20	22
Interest expense, net of amounts capitalized	(491)	(409)	(432)
Gain (loss) on retirement of debt	(55)	148	23
Other, net	4	43	37
	(499)	(198)	(350)
Income (loss) from continuing operations before income tax expense	(3,003)	934	1,015
Income tax expense	94	107	120
Income (loss) from continuing operations	(3,097)	827	895
Income (loss) from discontinued operations, net of tax	—	—	2

Net income (loss)	(3,097)	827	897
Net income attributable to noncontrolling interest	30	49	32
Net income (loss) attributable to controlling interest	$(3,127)	$778	$865

Earnings (loss) per share—basic
Earnings (loss) from continuing operations	$(8.00)	$2.08	$2.36
Earnings (loss) from discontinued operations	—	—	—
Earnings (loss) per share	$(8.00)	$2.08	$2.36

Earnings (loss) per share—diluted
Earnings (loss) from continuing operations	$(8.00)	$2.08	$2.36
Earnings (loss) from discontinued operations	—	—	—
Earnings (loss) per share	$(8.00)	$2.08	$2.36

Weighted-average shares outstanding
Basic	391	367	363
Diluted	391	367	363

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In millions)

	Years ended December 31,
	2017	2016	2015

Net income (loss)	$(3,097)	$827	$897
Net income attributable to noncontrolling interest	30	49	32
Net income (loss) attributable to controlling interest	(3,127)	778	865

Components of net periodic benefit costs before reclassifications	—	(20)	63
Components of net periodic benefit costs reclassified to net income	21	8	23

Other comprehensive income (loss) before income taxes	21	(12)	86
Income taxes related to other comprehensive income	(28)	6	(17)
Other comprehensive income (loss)	(7)	(6)	69
Other comprehensive income attributable to noncontrolling interest	—	—	—
Other comprehensive income (loss) attributable to controlling interest	(7)	(6)	69

Total comprehensive income (loss)	(3,104)	821	966
Total comprehensive income attributable to noncontrolling interest	30	49	32
Total comprehensive income (loss) attributable to controlling interest	$(3,134)	$772	$934

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2017	2016

Assets
Cash and cash equivalents	$2,519	$3,052
Short-term investments	450	—
Accounts receivable, net
Trade	597	833
Other	44	65
Materials and supplies, net	418	561
Restricted cash accounts and investments	466	466
Other current assets	112	121
Total current assets	4,606	5,098

Property and equipment	22,693	27,372
Less accumulated depreciation	(5,291)	(6,279)
Property and equipment, net	17,402	21,093
Deferred income taxes, net	47	298
Other assets	355	400
Total assets	$22,410	$26,889

Liabilities and equity
Accounts payable	$201	$206
Accrued income taxes	79	95
Debt due within one year	250	724
Other current liabilities	839	960
Total current liabilities	1,369	1,985

Long-term debt	7,146	7,740
Deferred income taxes, net	44	178
Other long-term liabilities	1,082	1,153
Total long-term liabilities	8,272	9,071

Commitments and contingencies
Redeemable noncontrolling interest	58	28

Shares, CHF 0.10 par value, 417,060,033 authorized, 143,783,041 conditionally authorized and 394,801,990 issued at December 31, 2017 and 2016 and 391,237,308 and 389,366,241 outstanding at December 31, 2017 and 2016, respectively	37	36
Additional paid-in capital	11,031	10,993
Retained earnings	1,929	5,056
Accumulated other comprehensive loss	(290)	(283)
Total controlling interest shareholders’ equity	12,707	15,802
Noncontrolling interest	4	3
Total equity	12,711	15,805
Total liabilities and equity	$22,410	$26,889

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)

	Years ended December 31,			Years ended December 31,
	2017	2016	2015	2017	2016	2015
	Quantity			Amount
Shares
Balance, beginning of period	389	364	362	$36	$5,193	$5,169
Issuance of shares under share-based compensation plans	2	1	2	1	—	24
Issuance of shares for acquisition of noncontrolling interest	—	24	—	—	2	—
Reduction of par value	—	—	—	—	(5,159)	—
Balance, end of period	391	389	364	$37	$36	$5,193

Additional paid-in capital
Balance, beginning of period				$10,993	$5,736	$5,797
Share-based compensation				41	42	64
Issuance of shares under share-based compensation plans				(1)	—	(24)
Issuance of shares for acquisition of noncontrolling interest, net of issue costs				—	313	—
Reduction of par value				—	5,159	—
Cancellation of shares held in treasury				—	(240)	—
Reclassification of obligation for distribution of qualifying additional paid-in capital				—	—	(109)
Allocated capital for transactions with holders of noncontrolling interest				—	(18)	9
Other, net				(2)	1	(1)
Balance, end of period				$11,031	$10,993	$5,736

Treasury shares, at cost
Balance, beginning of period				$—	$(240)	$(240)
Cancellation of shares held in treasury				—	240	—
Balance, end of period				$—	$—	$(240)

Retained earnings
Balance, beginning of period				$5,056	$4,278	$3,413
Net income (loss) attributable to controlling interest				(3,127)	778	865
Balance, end of period				$1,929	$5,056	$4,278

Accumulated other comprehensive loss
Balance, beginning of period				$(283)	$(277)	$(346)
Other comprehensive income (loss) attributable to controlling interest				(7)	(6)	69
Balance, end of period				$(290)	$(283)	$(277)

Total controlling interest shareholders’ equity
Balance, beginning of period				$15,802	$14,690	$13,793
Total comprehensive income (loss) attributable to controlling interest				(3,134)	772	934
Share-based compensation				41	42	64
Issuance of shares for acquisition of noncontrolling interest, net of issue costs				—	315	—
Reclassification of obligation for distribution of qualifying additional paid-in capital				—	—	(109)
Allocated capital for transactions with holders of noncontrolling interest				—	(18)	9
Other, net				(2)	1	(1)
Balance, end of period				$12,707	$15,802	$14,690

Noncontrolling interest
Balance, beginning of period				$3	$310	$311
Total comprehensive income attributable to noncontrolling interest				1	26	38
Distributions to holders of noncontrolling interest				—	(30)	(29)
Acquisition of noncontrolling interest				—	(321)	(1)
Allocated capital for transactions with holders of noncontrolling interest				—	18	(9)
Balance, end of period				$4	$3	$310

Total equity
Balance, beginning of period				$15,805	$15,000	$14,104
Total comprehensive income (loss)				(3,133)	798	972
Share-based compensation				41	42	64
Issuance of shares for acquisition of noncontrolling interest, net of issue costs				—	315	—
Distributions to holders of noncontrolling interest				—	(30)	(29)
Acquisition of noncontrolling interest				—	(321)	(1)
Reclassification of obligation for distribution of qualifying additional paid-in capital				—	—	(109)
Other, net				(2)	1	(1)
Balance, end of period				$12,711	$15,805	$15,000

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended December 31,
	2017	2016	2015

Cash flows from operating activities
Net income (loss)	$(3,097)	$827	$897
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	832	893	963
Share-based compensation expense	41	42	64
Loss on impairment	1,498	93	1,875
(Gain) loss on disposal of assets, net	1,603	(4)	35
(Gain) loss on retirement of debt	55	(148)	(23)
Deferred income tax expense (benefit)	89	68	(134)
Other, net	55	14	74
Changes in deferred revenues, net	33	219	(90)
Changes in deferred costs, net	54	72	179
Changes in other operating assets and liabilities, net	(19)	(165)	(395)
Net cash provided by operating activities	1,144	1,911	3,445

Cash flows from investing activities
Capital expenditures	(497)	(1,344)	(2,001)
Proceeds from disposal of assets, net	350	30	54
Deposits into short-term investments	(450)	—	—
Other, net	10	1	15
Net cash used in investing activities	(587)	(1,313)	(1,932)

Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and issue costs	1,144	2,401	—
Repayments of debt	(2,284)	(2,295)	(1,506)
Deposits to cash accounts restricted for financing activities	(97)	(85)	—
Proceeds from cash accounts and investments restricted for financing activities	150	124	110
Distributions of qualifying additional paid-in capital	—	—	(381)
Distributions to holders of noncontrolling interest	—	(30)	(29)
Other, net	(3)	—	(3)
Net cash provided by (used in) financing activities	(1,090)	115	(1,809)

Net increase (decrease) in cash and cash equivalents	(533)	713	(296)
Cash and cash equivalents at beginning of period	3,052	2,339	2,635
Cash and cash equivalents at end of period	$2,519	$3,052	$2,339

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Business

Overview—Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells.  We specialize in technically demanding sectors of the offshore drilling business with a particular focus on ultra‑deepwater and harsh environment drilling services.  Our mobile offshore drilling fleet is considered one of the most versatile fleets in the world.  We contract our drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells.  At December 31, 2017, we owned or had partial ownership interests in and operated 39 mobile offshore drilling units, including 26 ultra‑deepwater floaters, seven harsh environment floaters, two deepwater floaters and four midwater floaters.  At December 31, 2017, we also had three ultra‑deepwater drillships under construction or under contract to be constructed.  See Note 5—Drilling Fleet.

Business combination—On August 13, 2017, we entered into a transaction agreement (as amended, the “Transaction Agreement”) with Songa Offshore SE, a European public company limited by shares, or societas Europaea, existing under the laws of Cyprus (“Songa”), pursuant to which we agreed to offer to acquire all of the issued and outstanding shares of Songa, subject to certain conditions, through a public voluntary exchange offer (the “Offer”).  At December 31, 2017, Songa owned and operated seven mobile offshore drilling units, including five harsh environment floaters and two midwater floaters.  See Note 20—Subsequent Event.

Disposition—On May 31, 2017, we completed the sale of 10 high‑specification jackups and novated the contracts relating to the construction of five high‑specification jackups, together with related assets.  At December 31, 2017 we continued to operate two high‑specification jackups that were under contract when we sold the rigs, and we will continue to operate such rigs until completion or novation of the respective drilling contracts.  See Note 5—Drilling Fleet.

Note 2—Significant Accounting Policies

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the United States (“U.S.”), we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to our allowance for doubtful accounts, materials and supplies obsolescence, property and equipment, assets held for sale, income taxes, contingencies, share‑based compensation, defined benefit pension and other postemployment benefit plans.  We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.  Our valuation techniques require inputs that we categorize using a three‑level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require considerable judgment for which there is little or no market data (“Level 3”).  When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes.  We eliminate intercompany transactions and accounts in consolidation.  We apply the equity method of accounting for an investment in an entity if we have the ability to exercise significant influence over the entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which we are not deemed to be the primary beneficiary.  We apply the cost method of accounting for an investment in an entity if we do not have the ability to exercise significant influence over the unconsolidated entity.  We separately present within equity on our consolidated balance sheets the ownership interests attributable to parties with noncontrolling interests in our consolidated subsidiaries, and we separately present net income attributable to such parties on our consolidated statements of operations.  See Note 4—Variable Interest Entities and Note 11—Noncontrolling Interest.

Business combination—In connection with our acquisition of Songa, we will apply the acquisition method of accounting.  Accordingly, we will record the acquired assets and assumed liabilities at fair value and recognize goodwill to the extent the fair value of the business acquired exceeds the fair value of the net assets.  We will estimate the fair values of the acquired assets and assumed liabilities as of the date of the acquisition, and our estimates will be subject to adjustment based on our final assessments of the fair values of property and equipment, intangible assets, liabilities and our evaluation of tax positions and contingencies.  We will complete our final assessments of the fair values of the acquired assets and assumed liabilities and our final evaluations of uncertain tax positions and contingencies within one year of the acquisition date.  See Note 20—Subsequent Event.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Operating revenues and expenses—We recognize operating revenues as they are realized and earned and can be reasonably measured, based on contractual dayrates, and when collectability is reasonably assured.  In certain instances, when we determine that collection is not reasonably assured, we recognize revenues associated with the contract when all revenue recognition criteria have been met.  In connection with drilling contracts, we may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs.  We defer the revenues earned and incremental costs incurred that are directly related to contract preparation and mobilization and recognize such revenues and costs over the primary contract term of the drilling project using the straight‑line method.  We recognize, in operating and maintenance costs and expenses, the fees related to contract preparation and mobilization on a straight‑line basis over the estimated firm period of drilling, which is consistent with the general pace of activity, level of services being provided and dayrates being earned over the life of the contract.  For contractual daily rate contracts, we recognize the losses for loss contracts as such losses are incurred.  We recognize the costs of relocating drilling units without contracts to more promising market sectors as such costs are incurred.  Upon completion of drilling contracts, we recognize in earnings any demobilization fees received and expenses incurred.  We defer capital upgrade revenues received and recognize such revenues over the primary contract term of the drilling project.  We depreciate the actual costs incurred for the capital upgrade on a straight‑line basis over the estimated useful life of the asset.  We defer the periodic survey and drydock costs incurred in connection with obtaining regulatory certification to operate our rigs and well control systems on an ongoing basis, and we recognize such costs over the period until the next survey using the straight-line method.  See Note 3—Accounting Standards Updates.

Our other revenues represent those derived from customer contract terminations and customer reimbursable items.  We recognize revenues from contract terminations as we fulfill our obligations for such terminations and when all contingencies have expired.  We recognize customer reimbursable revenues as we bill our customers for reimbursement of costs associated with certain equipment, materials and supplies, subcontracted services, employee bonuses and other expenditures, resulting in little or no net effect on operating income since such recognition is concurrent with the recognition of the respective reimbursable costs in operating and maintenance expense.

Share‑based compensation—To measure the fair values of stock options and stock appreciation rights granted or modified, we use the Black‑Scholes‑Merton option‑pricing model and apply assumptions for the expected life, risk‑free interest rate, dividend yield and expected volatility.  To measure the fair values of granted or modified service‑based restricted share units, we use the market price of our shares on the grant date or modification date.  To measure the fair values of restricted share units that are subject to performance targets, we use the market price of our shares on the measurement date for the projected number of shares expected to be earned at the end of the performance period.  To measure the fair values of granted or modified restricted share units that are subject to market factors, we use a Monte Carlo simulation model and, in addition to the assumptions applied for the Black‑Scholes‑Merton option‑pricing model, we apply assumptions using a risk neutral approach and an average price at the performance start date.

We recognize share‑based compensation expense in the same financial statement line item as cash compensation paid to the respective employees or non‑employee directors.  For service awards, we recognize compensation expense on a straight‑line basis over the service period through the date the employee or non‑employee director is no longer required to provide service to earn the award.  For performance awards with graded vesting conditions, we recognize compensation expense on a straight‑line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.  In the years ended December 31, 2017, 2016 and 2015, share‑based compensation expense was $41 million, $42 million and $64 million, respectively.  See Note 13—Share Based Compensation Plans.

Capitalized interest—We capitalize interest costs for qualifying construction and upgrade projects and only capitalize interest costs during periods in which progress for the construction projects continues to be underway.  As of December 31, 2017, we had ceased capitalization of interest costs on one uncontracted newbuild drillship due to a pause in construction in progress.  In the years ended December 31, 2017, 2016 and 2015, we capitalized interest costs of $116 million, $176 million and $140 million, respectively, for our construction work in progress.

Functional currency—We consider the U.S. dollar to be the functional currency for all of our operations since the majority of our revenues and expenditures are denominated in U.S. dollars, which limits our exposure to currency exchange rate fluctuations.  We recognize currency exchange rate gains and losses in other, net.  In the years ended December 31, 2017, 2016 and 2015, we recognized a net loss of $6 million, a net loss of $2 million and a net gain of less than $1 million, respectively, related to currency exchange rates.

Income taxes—We provide for income taxes based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned.  We recognize the effect of changes in tax laws as of the date of enactment.  There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes because the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits and other benefits.  Variations also arise because income earned and taxed in any particular country or countries may fluctuate from year to year.

We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid.  We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  In evaluating our ability to realize deferred tax assets, we

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

consider all available positive and negative evidence, including projected future taxable income and the existence of cumulative losses in recent years.  We also record a valuation allowance for deferred tax assets resulting from net operating losses incurred during the year in certain jurisdictions and for other deferred tax assets where, in our opinion, it is more likely than not that the financial statement benefit of these losses will not be realized.  Additionally, we record a valuation allowance for foreign tax credit carryforwards to reflect the possible expiration of these benefits prior to their utilization.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and we recognize the provisions and benefits resulting from changes to those liabilities in our income tax expense or benefit along with related interest and penalties.  Tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  These tax exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates.  See Note 6—Income Taxes.

Cash and cash equivalents—We consider cash equivalents to include highly liquid debt instruments with original maturities of three months or less such as time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper.  We may also invest excess funds in no‑load, open‑ended, management investment trusts.  Such management trusts invest exclusively in high‑quality money market instruments.

Short‑term investments—We periodically deposit unrestricted excess funds in time deposits and commercial paper with original maturities beyond three months.  Such short‑term investments are with commercial banks and companies with high credit ratings.  At December 31, 2017, the carrying amount of our short‑term investments was $450 million.

Accounts receivable—We earn our revenues by providing our drilling services to international oil companies and government‑owned or government‑controlled oil companies.  We evaluate the credit quality of our customers on an ongoing basis, and we may occasionally require collateral or other security to support customer receivables.  We establish an allowance for doubtful accounts on a case‑by‑case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  At December 31, 2017 and 2016, the allowance for doubtful accounts was less than $1 million.

Materials and supplies—We record materials and supplies at their average cost less an allowance for obsolescence.  We estimate the allowance for obsolescence based on historical experience and expectations for future use of the materials and supplies.  At December 31, 2017 and 2016, the allowance for obsolescence was $141 million and $153 million, respectively.

Restricted cash accounts and investments—We maintain restricted cash balances and investments that are either pledged for debt service under certain bond indentures, as required under certain bank credit arrangements, or held in accounts that are subject to restrictions due to legislation, regulation or court order.  We classify such restricted cash investment balances in current assets if the restriction is expected to expire or otherwise be resolved within one year and in other assets if the restriction is expected to expire or otherwise be resolved in greater than one year.  At December 31, 2017, the aggregate carrying amount of our restricted cash investments was $489 million, of which $466 million and $23 million was classified in current assets and other assets, respectively.  At December 31, 2016, the aggregate carrying amount of our restricted cash investments was $510 million, of which $466 million and $44 million was classified in current assets and other assets, respectively. See Note 3—Accounting Standards Updates, Note 8—Debt and Note 10—Commitments and Contingencies.

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.  At December 31, 2017 and 2016, the aggregate carrying amount of our assets held for sale, recorded in other current assets, was $22 million and $6 million, respectively.  See Note 5—Drilling Fleet.

Property and equipment—The carrying amounts of our property and equipment, consisting primarily of offshore drilling rigs and related equipment, are based on our estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values of our rigs.  These estimates, assumptions and judgments reflect both historical experience and expectations regarding future industry conditions and operations.  At December 31, 2017, the aggregate carrying amount of our property and equipment represented approximately 78 percent of our total assets.

We capitalize expenditures for newbuilds, renewals, replacements and improvements, including capitalized interest, if applicable, and we recognize the expense for maintenance and repair costs as incurred.  For newbuild construction projects, we also capitalize the initial preparation, mobilization and commissioning costs incurred until the drilling unit is placed into service.  Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.  We compute depreciation using the straight‑line method after allowing for salvage values.

The estimated original useful lives of our drilling units range from 25 to 35 years, our buildings and improvements range from two to 30 years and our machinery and equipment range from four to 20 years.  We reevaluate the remaining useful lives and salvage values of our rigs when certain events occur that directly impact the useful lives and salvage values of the rigs, including changes in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

operating condition, functional capability and market and economic factors.  When evaluating the remaining useful lives of rigs, we also consider major capital upgrades required to perform certain contracts and the long‑term impact of those upgrades on future marketability.

Long‑lived asset impairment—We review the carrying amounts of long‑lived assets, principally property and equipment, for potential impairment when events occur or circumstances change that indicate that the carrying amount of such assets may not be recoverable.

For assets classified as held and used, we determine recoverability by evaluating the estimated undiscounted future net cash flows based on projected dayrates and utilization of the asset group under review.  We consider our asset groups to be ultra‑deepwater floaters, harsh environment floaters, deepwater floaters and midwater floaters.  When an impairment of one or more of our asset groups is indicated, we measure the impairment as the amount by which the asset group’s carrying amount exceeds its estimated fair value.  We measure the fair values of our contract drilling asset groups by applying a variety of valuation methods, incorporating a combination of cost, income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds its estimated fair value less cost to sell.

In the year ended December 31, 2017, we determined that the carrying amount of the midwater floater asset group exceeded its fair value, and we recognized a loss of $94 million ($93 million, or $0.25 per diluted share, net of tax) associated with the impairment of these long‑lived assets.  In the year ended December 31, 2016, we determined that the carrying amount of the deepwater floater asset group exceeded its fair value, and we recognized a loss of $52 million ($0.14 per diluted share), which had no tax effect, associated with the impairment of these long‑lived assets.  In the year ended December 31, 2015, we determined that the carrying amount of the deepwater floater asset group and the midwater floater asset group each exceeded its fair value, and we recognized a loss of $507 million ($481 million, or $1.31 per diluted share, net of tax) and $668 million ($654 million, or $1.78 per diluted share, net of tax) associated with the impairment of the deepwater floater asset group and the midwater floater asset group, respectively, including a loss of $52 million associated with construction in progress related to the asset groups.  If we experience increasingly unfavorable changes to actual or anticipated dayrates or other impairment indicators, or if we are unable to secure new or extended contracts for our active units or the reactivation of any of our stacked units, we may be required to recognize additional losses in future periods as a result of impairments of the carrying amount of one or more of our asset groups.  See Note 5—Drilling Fleet.

Pension and other postemployment benefit plans—We use a measurement date of January 1 for determining net periodic benefit costs and December 31 for determining plan benefit obligations and the fair values of plan assets.  We determine our net periodic benefit costs based on a market‑related value of assets that reduces year‑to‑year volatility by including investment gains or losses subject to amortization over a five‑year period from the year in which they occur.  Investment gains or losses for this purpose are measured as the difference between the expected return calculated using the market‑related value of assets and the actual return based on the market‑related value of assets.  If gains or losses exceed 10 percent of the greater of plan assets or plan liabilities, we amortize such gains or losses over the average expected future service period of the employee participants.

We measure our actuarially determined obligations and related costs for our defined benefit pension and other postemployment benefit plans, retiree life insurance and medical benefits, by applying assumptions, including long‑term rate of return on plan assets, discount rates, mortality rates and employee turnover rates.  For our defined benefit plans that have ceased accruing benefits, certain assumptions, including compensation increases and health care cost trend rates no longer apply.  The two most critical assumptions are the long‑term rate of return on plan assets and the discount rate.

For the long‑term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on historical experience and projected long‑term investment returns, and we weight the assumptions based on each plan’s asset allocation.  For the discount rate, we base our assumptions on a yield curve approach using Aa‑rated corporate bonds and the expected timing of future benefit payments.  For the projected compensation trend rate, we consider short‑term and long‑term compensation expectations for participants, including salary increases and performance bonus payments.

At December 31, 2017 and 2016, our pension and other postemployment benefit plan obligations represented an aggregate liability of $359 million and $375 million, respectively, and an aggregate asset of $17 million and $5 million, respectively, representing the funded status of the plans.  In the years ended December 31, 2017, 2016 and 2015, aggregate net periodic benefit costs were costs of $5 million, income of $11 million and costs of $26 million, respectively.  See Note 3—Accounting Standards Updates and Note 9—Postemployment Benefit Plans.

Contingencies—We perform assessments of our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss.  We recognize expense for legal costs as they are incurred, and we recognize a corresponding asset for such legal costs only if we expect such legal costs to be recovered through insurance.

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Reclassifications—We have made certain reclassifications to prior period amounts to conform with the current year’s presentation.  Such reclassifications did not have a material effect on our consolidated statement of financial position, results of operations or cash flows.

Note 3—Accounting Standards Updates

Recently adopted accounting standards

Stock compensation—Effective January 1, 2017, we adopted the accounting standards update that allows for simplification of the accounting for share‑based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows.  The update is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods.  Our adoption did not have a material effect on our consolidated statements of financial position, operations or cash flows or on the disclosures contained in our notes to consolidated financial statements.

Recently issued accounting standards

Revenue from contracts with customers—Effective January 1, 2018, we will adopt the accounting standards update that requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The update is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period.  Given the interaction with the accounting standards update related to leases, we expect to adopt the updates concurrently, effective January 1, 2018.  We expect to apply the modified retrospective approach to our adoption, which is consistent, in application, with the approach we expect to elect under the lease accounting standards update.  We have determined we have one revenue stream.  Our adoption, and the ultimate effect on our consolidated financial statements, will be based on an evaluation of the contract‑specific facts and circumstances.  Although we do not expect any changes to the timing of our revenue recognition for our current drilling contracts with customers, we are still evaluating the disclosures that will be contained in our note to consolidated financial statements.  We are continuing to evaluate the requirements and the other effects such requirements may have on our consolidated statements of financial position, operations and cash flows and on the disclosures contained in our notes to consolidated financial statements.

Leases—Effective January 1, 2018, we intend to early adopt the accounting standards update that (a) requires lessees to recognize a right to use asset and a lease liability for virtually all leases, and (b) updates previous accounting standards for lessors to align certain requirements with the updates to lessee accounting standards and the revenue recognition accounting standards.  The update, which permits early adoption, is effective for interim and annual periods beginning after December 15, 2018, including interim periods within those annual periods.  Under the updated definition of a lease, we have determined that our drilling contracts contain a lease component.  We intend to early adopt these accounting standards, effective January 1, 2018, given the interaction with the accounting standards update related to revenue from contracts with customers.  In a recent update, targeted improvements were proposed to the accounting standards that provides for (a) an optional new transition method for adoption that results in initial recognition of a cumulative effect adjustment to retained earnings in the year of adoption and (b) a practical expedient for lessors, under certain circumstances, to combine the lease and non‑lease components of revenues for presentation purposes.  If the targeted improvements are approved, we intend to apply the alternative transition method, which is consistent, in application, with the approach we expect to elect under the revenue accounting standards update, and intend to elect the practical expedient for lessors for presentation purposes.  Our adoption, and the ultimate effect on our consolidated financial statements, will be based on an evaluation of the contract‑specific facts and circumstances.  We do not expect any changes to the timing of our revenue recognition for our current drilling contracts with customers.  Additionally, based on the lease arrangements under which we are the lessee as of December 31, 2017, we expect to recognize an aggregate lease liability and a corresponding right‑to‑use asset of between $65 million and $75 million.  We are continuing to evaluate the requirements with regard to arrangements under which we are the lessor and the other effects such requirements may have on our consolidated statements of financial position, operations and cash flows and on the disclosures contained in our notes to consolidated financial statements.

Statement of cash flows—Effective January 1, 2018, we will adopt the accounting standards update that requires amounts generally described as restricted cash or restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning and end of period total amounts presented on the statement of cash flows.  The update, which permits early adoption, is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods.  Aside from presenting the restricted cash and restricted cash equivalents as a component of the beginning and ending cash balances on our consolidated statements of cash flows, we will remove the effect of proceeds from and deposits to restricted accounts from our cash flows provided by or used in operating and financing activities, as applicable.  For the years ended December 31, 2017, 2016 and 2015, such changes would have resulted in an increase of $26 million, $69 million and $242 million, respectively, to cash flows provided by operating activities and for the years ended December 31, 2017 and 2016, an increase of $97 million, and $61 million, respectively, to cash flows provided by or used in financing activities.

Income taxes—Effective January 1, 2018, we will adopt the accounting standards update that requires an entity to recognize the income tax consequences of an intra entity transfer of an asset other than inventory when the transaction occurs as opposed to deferring

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

such recognition into future periods.  The update, which permits early adoption, is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual periods.  We do not expect that our adoption will have a material effect on our consolidated statements of financial position, operations or cash flows or on the disclosures contained in our notes to consolidated financial statements.

Retirement benefits—Effective January 1, 2018, we will adopt the accounting standards update that requires an employer to disaggregate the service cost component from the other components of net benefit cost related to defined benefit retirement plans and other postemployment benefit plans.  The update requires that the service cost component be presented in the same line item as other compensation costs for employees and the other components of net benefit cost in other income and expense on our consolidated statements of operations.  The update also allows only the service cost component of net benefit cost to be eligible for capitalization.  The update, which permits early adoption, is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods.  We do not expect that our adoption will have a material effect on our consolidated statements of cash flows or on the disclosures contained in our notes to consolidated financial statements.

Note 4—Variable Interest Entity

Angola Deepwater Drilling Company Limited (“ADDCL”), a consolidated Cayman Islands company, is a joint venture company formed to own and operate certain drilling units.  We determined that ADDCL met the criteria of a variable interest entity for accounting purposes because its equity at risk was insufficient to permit it to carry on its activities without additional subordinated financial support from us.  We also determined, in each case, that we were the primary beneficiary for accounting purposes since (a) we had the power to direct the construction, marketing and operating activities, which are the activities that most significantly impact each entity’s economic performance, and (b) we had the obligation to absorb losses or the right to receive a majority of the benefits that could be potentially significant to the variable interest entity.  As a result, we consolidate ADDCL in our consolidated financial statements, we eliminate intercompany transactions, and we present the interests that are not owned by us as noncontrolling interest on our consolidated balance sheets.  The carrying amounts associated with ADDCL, after eliminating the effect of intercompany transactions, was as follows (in millions):

	Years ended December 31,
	2017	2016
Assets	$716	$787
Liabilities	7	25
Net carrying amount	$709	$762

Note 5—Drilling Fleet

Construction work in progress—For each of the three years in the period ended December 31, 2017, the changes in our construction work in progress, including capital expenditures and other capital additions, were as follows (in millions):

	Years ended December 31,
	2017	2016	2015
Construction work in progress, at beginning of period	$2,171	$3,735	$2,447

Capital expenditures
Newbuild construction program	397	1,206	1,622
Other equipment and construction projects	100	138	379
Total capital expenditures	497	1,344	2,001
Changes in accrued capital additions	(23)	(86)	(11)
Impairment of construction work in progress	—	—	(52)

Construction work in progress sold	(289)	—	—
Property and equipment placed into service
Newbuild construction program	(896)	(2,557)	—
Other property and equipment	(68)	(265)	(650)
Construction work in progress, at end of period	$1,392	$2,171	$3,735

Impairments of assets held and used—During the years ended December 31, 2017, 2016 and 2015, we identified indicators that the asset groups in our contract drilling services reporting unit may not be recoverable.

In the year ended December 31, 2017, such indicators included a significant decline in commodity prices and the market value of our stock, a reduction of projected dayrates and a further extension to low utilization rates.  In the year ended December 31, 2017, as a result of our testing, we recognized a loss of $94 million ($93 million, or $0.25 per diluted share, net of tax) associated with the impairment of the midwater floater asset group.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

In the year ended December 31, 2016, such indicators included a reduction of projected dayrates and an extension to low utilization rates.  In the year ended December 31, 2016, as a result of our testing, we recognized a loss of $52 million ($0.14 per diluted share), which had no tax effect, associated with the impairment of the deepwater floater asset group.

In the year ended December 31, 2015, such indicators included a reduction in the number of new contract opportunities, customer suspensions of drilling programs, early contract terminations and cancellations and low dayrate fixtures.  In the year ended December 31, 2015, as a result of our testing, we recognized losses of $507 million ($481 million, or $1.31 per diluted share, net of tax) and $668 million ($654 million, or $1.78 per diluted share, net of tax) associated with the impairment of the deepwater floater asset group and the midwater floater asset group, respectively, including losses of $41 million and $11 million, respectively, associated with construction in progress for each asset group.

We estimated the fair value of the asset groups by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous markets for the assets in an orderly transaction between participants as of the measurement date.  Our estimates of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of our contract drilling services reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.  If we experience increasingly unfavorable changes to actual or anticipated dayrates or other impairment indicators, or if we are unable to secure new or extended contracts for our active units or the reactivation of any of our stacked units, we may be required to recognize additional losses in future periods as a result of impairments of the carrying amount of one or more of our asset groups.

Impairments of assets held for sale—In the year ended December 31, 2017, we recognized an aggregate loss of $1.4 billion ($3.59 per diluted share), which had no tax effect, associated with the impairment of the ultra‑deepwater floaters Cajun Express, Deepwater Pathfinder, GSF Jack Ryan, Sedco Energy and Sedco Express, the deepwater floater Transocean Marianas and the midwater floaters Transocean Prospect and Transocean Searcher, along with related assets, which we determined were impaired at the time that we classified the assets as assets held for sale.

In the year ended December 31, 2016, we recognized an aggregate loss of $41 million ($39 million, or $0.10 per diluted share, net of tax), associated with the impairment of the deepwater floaters M.G. Hulme, Jr. and Sedco 702 and the midwater floaters GSF Rig 140,  Sedco 704,  Transocean Driller, Transocean John Shaw and Transocean Winner, along with related assets, which we determined were impaired at the time that we classified the assets as assets held for sale.

In the year ended December 31, 2015, we recognized an aggregate loss of $700 million ($585 million, or $1.60 per diluted share, net of tax) associated with the impairment of the ultra‑deepwater floaters Deepwater Expedition and GSF Explorer, the deepwater floaters Deepwater Navigator, Discoverer Seven Seas, GSF Celtic Sea, Sedco 707 and Transocean Rather and the midwater floaters GSF Aleutian Key, GSF Arctic III, GSF Grand Banks, GSF Rig 135, Transocean Amirante and Transocean Legend, along with related assets, which we determined were impaired at the time that we classified the assets as assets held for sale.

We measured the impairment of the drilling units and related assets as the amount by which the carrying amount exceeded the estimated fair value less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including indicative market values for the drilling units and related assets based on comparable units to be sold for scrap value or alternative purposes.    If we commit to plans to sell additional rigs for values below the respective carrying amounts, we may be required to recognize additional losses in future periods associated with the impairment of such assets.

Dispositions—On May 31, 2017, in connection with our efforts to dispose of non‑strategic assets, we completed the sale of 10 high‑specification jackups, including GSF Constellation I, GSF Constellation II, GSF Galaxy I, GSF Galaxy II, GSF Galaxy III, GSF Monarch, Transocean Andaman, Transocean Ao Thai, Transocean Honor and Transocean Siam Driller, along with related assets, and novated the contracts relating to the construction of five high‑specification jackups, together with related assets.  In the year ended December 31, 2017, we received aggregate net cash proceeds of $319 million and recognized an aggregate net loss of $1.6 billion ($4.08 per diluted share), which had no tax effect, associated with the disposal of these assets.  Following the completion of the sale, we agreed to continue to operate three of these high‑specification jackups through completion or novation of the respective drilling contracts, one of which was completed as of September 30, 2017.  In the year ended December 31, 2017, excluding our loss on the disposal of these assets, our operating results included income of $65 million, before taxes, associated with the high‑specification jackup asset group.  In the years ended December 31, 2016 and 2015, our operating results included income of $74 million and $208 million, respectively, before taxes, associated with the high‑specification jackup asset group.

During the year ended December 31, 2017, we also completed the sale of the ultra‑deepwater floater GSF Jack Ryan and the midwater floaters GSF Rig 140,  Transocean Prospect and Transocean Searcher, along with related assets.  In the year ended December 31, 2017, we received aggregate net cash proceeds of $22 million and recognized an aggregate net gain of $9 million associated with the disposal of these assets.  In the year ended December 31, 2017, we received aggregate net cash proceeds of $9 million and recognized an aggregate net loss of $15 million associated with the disposal of assets unrelated to rig sales.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

During the year ended December 31, 2016, in connection with our efforts to dispose of non‑strategic assets, we completed the sale of the deepwater floaters Deepwater Navigator, M.G. Hulme, Jr. and Sedco 702 and the midwater floaters Falcon 100, GSF Grand Banks, GSF Rig 135, Sedco 704, Sedneth 701,  Transocean Driller,  Transocean John Shaw and Transocean Winner, along with related assets.  In the year ended December 31, 2016, we received aggregate net cash proceeds of $22 million and recognized an aggregate net gain of $13 million ($0.04 per diluted share, net of tax) associated with the disposal of these assets.  In the year ended December 31, 2016, we received cash proceeds of $8 million and recognized an aggregate net loss of $9 million associated with the disposal of assets unrelated to rig sales.

During the year ended December 31, 2015, we completed the sale of the ultra‑deepwater floaters Deepwater Expedition and GSF Explorer, the deepwater floaters Discoverer Seven Seas,  GSF Celtic Sea, Sedco 707,  Sedco 710, Sovereign Explorer and Transocean Rather and the midwater floaters C. Kirk Rhein, Jr.,  GSF Aleutian Key, GSF Arctic I,  GSF Arctic III,  J.W. McLean, Sedco 601, Sedco 700, Transocean Amirante and Transocean Legend, along with related assets.  In the year ended December 31, 2015, we received aggregate net cash proceeds of $35 million and recognized an aggregate net gain of $14 million ($11 million or $0.02 per diluted share, net of tax) associated with the disposal of these assets.  In the year ended December 31, 2015, we received cash proceeds of $16 million and recognized an aggregate net loss of $50 million associated with the disposal of assets unrelated to rig sales.

Assets held for sale—At December 31, 2017, the aggregate carrying amount of our assets held for sale, including the  ultra‑deepwater floaters Cajun Express, Deepwater Pathfinder, Sedco Energy and Sedco Express and the deepwater floater Transocean Marianas, along with related assets, was $22 million, recorded in other current assets.  At December 31, 2016, the aggregate carrying amount of our assets held for sale was $6 million, including the midwater floater GSF Rig 140, along with related assets, recorded in other current assets.

Note 6—Income Taxes

Overview—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax.  For Swiss federal income taxes, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt.  Consequently, there is not a direct relationship between our Swiss earnings before income taxes and our Swiss income tax expense.

Tax provision and rate—Our provision for income taxes is based on the tax laws and rates applicable in the jurisdictions in which we operate and earn income.  The relationship between our provision for or benefit from income taxes and our income or loss before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues rather than income before taxes, (c) rig movements between taxing jurisdictions and (d) our rig operating structures.  The components of our provision (benefit) for income taxes were as follows (in millions):

	Years ended December 31,
	2017	2016	2015
Current tax expense	$5	$39	$254
Deferred tax expense (benefit)	89	68	(134)
Income tax expense	$94	$107	$120

In the years ended December 31, 2017, 2016 and 2015, our effective tax rate was (3.1) percent, 11.5 percent and 11.9 percent, respectively, based on income from continuing operations before income tax expense.

The following is a reconciliation of the income tax expense (benefit) for our continuing operations computed at the Swiss holding company federal statutory rate of 7.83% and our reported provision for income taxes (in millions):

	Years ended December 31,
	2017	2016	2015

Income tax expense (benefit)	$(235)	$72	$80
Impairment losses subject to rates different than the Swiss federal statutory rate	241	5	(8)
Change in valuation allowance	162	32	10
Impact of U.S. tax reform	66	—	—
Revaluation of Norwegian assets	1	18	14
Litigation matters, primarily related to the Macondo well incident	(70)	(1)	(9)
Changes in unrecognized tax benefits, net	(56)	(31)	12
Benefit from foreign tax credits	(15)	(16)	(10)
Earnings subject to rates different than the Swiss federal statutory rate	2	34	36
Other, net	(2)	(6)	(5)
Income tax expense	$94	$107	$120

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Deferred taxes—The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2017	2016
Deferred tax assets
Net operating loss carryforwards	$435	$383
Deferred income	101	122
Accrued payroll expenses not currently deductible	54	110
Loss contingencies	42	68
Tax credit carryforwards	37	33
United Kingdom charter limitation	36	33
Professional fees	3	3
Other	30	37
Valuation allowance	(574)	(412)
Total deferred tax assets	164	377

Deferred tax liabilities
Depreciation and amortization	(157)	(239)
Other	(4)	(18)
Total deferred tax liabilities	(161)	(257)

Net deferred tax assets	$3	$120

At December 31, 2017 and 2016, our deferred tax assets included U.S. foreign tax credit carryforwards of $37 million and $33 million, respectively, which will expire between 2018 and 2027.  The deferred tax assets related to our net operating losses were generated in various worldwide tax jurisdictions.  At December 31, 2017, the net operating losses carryforwards, which were generated in various jurisdictions worldwide, included $261 million that do not expire and $174 million that will expire beginning between 2020 and 2037.  At December 31, 2016, the net operating losses carryforwards, which were generated in various jurisdictions worldwide, included $200 million that do not expire and $183 million that will expire beginning 2018 and 2036.  At December 31, 2017 and 2016, due to uncertainty of realization, we have recorded a valuation allowance of $574 million and $412 million, respectively, on net operating losses and other deferred tax assets.

As of December 31, 2017, our consolidated cumulative loss incurred over the recent three‑year period, primarily due to losses on impairment and disposal of assets, represented significant objective negative evidence for our evaluation.  Such evidence, together with potential organizational changes that could alter our ability to realize certain deferred tax assets, has limited our ability to consider other subjective evidence, such as projected future contract activity.  As a result, we recorded an incremental valuation allowance of $110 million to recognize only a portion of our U.S. deferred tax assets that are more likely than not to be recognized.  If estimated future taxable income changes during the carryforward periods or if the cumulative loss is no longer present, we may adjust the amount of deferred tax assets that we expect to realize.

Our other deferred tax liabilities include taxes related to the earnings of certain subsidiaries that are not indefinitely reinvested or that will not be indefinitely reinvested in the future.  We consider the earnings of certain of our subsidiaries to be indefinitely reinvested, and accordingly, we have not provided for taxes on these unremitted earnings.  If we were to make a distribution from the unremitted earnings of these subsidiaries, we would be subject to taxes payable to various jurisdictions.  If our expectations were to change regarding future tax consequences, we may be required to record additional deferred taxes that could have a material effect on our consolidated statement of financial position, results of operations or cash flows.  Due to the timing of the enactment of the 2017 Tax Act, as discussed below, it is not practicable to estimate the amount of indefinitely reinvested earnings or the deferred tax liability related to the indefinitely reinvested earnings due to the complexities associated with the underlying hypothetical calculations.

Unrecognized tax benefits—The changes to our liabilities related to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2017	2016	2015
Balance, beginning of period	$274	$287	$272
Additions for prior year tax positions	17	13	17
Additions for current year tax positions	13	42	36
Reductions for prior year tax positions	(68)	(34)	(27)
Reductions related to statute of limitation expirations	(13)	(15)	(6)
Reductions due to settlements	(1)	(19)	(5)
Balance, end of period	$222	$274	$287

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The liabilities related to our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2017	2016
Unrecognized tax benefits, excluding interest and penalties	$222	$274
Interest and penalties	87	96
Unrecognized tax benefits, including interest and penalties	$309	$370

In the years ended December 31, 2017, 2016 and 2015, we recognized income of $9 million, $23 million and $1 million, respectively, recorded as a component of income tax expense, related to previously recognized interest and penalties associated with our unrecognized tax benefits.  As of December 31, 2017, if recognized, $309 million of our unrecognized tax benefits, including interest and penalties, would favorably impact our effective tax rate.

It is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease in the year ending December 31, 2018, primarily due to the progression of open audits and the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

U.S. tax reform—In December 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “2017 Tax Act”), which includes a number of changes to existing U.S. tax laws that have an impact on our income tax provision, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017, and the creation of a territorial tax system with a one‑time mandatory tax on previously deferred foreign earnings of U.S. subsidiaries.  The 2017 Tax Act also makes prospective changes beginning in 2018, including a base erosion and anti‑abuse tax (“BEAT”), a global intangible low‑taxed income (“GILTI”) tax, additional limitations on the deductibility of executive compensation, limitations on the deductibility of interest and repeal of the domestic manufacturing deduction.  We are still evaluating the GILTI tax, which imposes a tax on non‑U.S. income in excess of a deemed return on tangible assets of non‑U.S. corporations, and its prospective effect on future periods.

We recognized the income tax effects of the 2017 Tax Act in our financial statements for the year ended December 31, 2017 in accordance with Staff Accounting Bulletin No. 118 (“SAB 118”), which provides SEC staff guidance for the application of accounting standards for income taxes in the reporting period in which the 2017 Tax Act was enacted.  As such, our financial results reflect (a) the income tax effects of the 2017 Tax Act for which the accounting is complete, (b) provisional amounts for those specific income tax effects of the 2017 Tax Act for which the accounting is incomplete but a reasonable estimate could be determined and (c) no adjustments to current or deferred taxes for income tax effects for which the accounting is incomplete and a reasonable estimate could not be determined.  The 2017 Tax Act’s U.S. tax law changes that we believe will have a material impact on our federal income taxes are as follows:

Reduction of the U.S. corporate income tax rate—At December 31, 2017, we remeasured our deferred tax assets and liabilities to reflect the reduction in the U.S. corporate income tax rate from 35 percent to 21 percent, resulting in a $66 million increase in income tax expense for the year ended December 31, 2017 and a corresponding $66 million decrease in net deferred tax assets as of December 31, 2017.  However, we are still analyzing certain aspects of the 2017 Tax Act and refining our calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts.

Transition tax on foreign earnings—The 2017 Tax Act imposes a one‑time transition tax on certain unremitted earnings and profits of the foreign subsidiaries of our U.S. subsidiaries.  Prior to enactment of the 2017 Tax Act, we did not recognize a deferred tax liability related to the unremitted earnings of the foreign subsidiaries of our U.S. subsidiaries because we considered those foreign earnings to be indefinitely reinvested.  Upon enactment of the 2017 Tax Act, we did not have the necessary information available, prepared and analyzed to develop a reasonable estimate of the transition tax.  We have not yet completed our calculation of the post‑1986 earnings and profits for the foreign subsidiaries of our U.S. subsidiaries or determined the amounts of those earnings held in cash and other assets necessary to determine the transition tax.  The determination of the transition tax requires further analysis regarding the amount and composition of our historical foreign earnings, which is expected to be completed and reflected in our financial statements issued for subsequent reporting periods that fall within the measurement period provided by SAB 118.  The transition tax will also impact the utilization of our foreign tax credits and net operating losses generated in the U.S. which will impact our valuation allowance analysis related to those deferred tax assets and could have a material impact to our valuation allowances.  Because we have not completed our analysis of the amount and composition of our historical foreign earnings and the associated transition tax, we also cannot determine the associated impact on our assertion that the unremitted earnings of the foreign subsidiaries of our U.S. subsidiaries will be indefinitely reinvested.

Tax returns—We file federal and local tax returns in several jurisdictions throughout the world.  With few exceptions, we are no longer subject to examinations of our U.S. and non‑U.S. tax matters for years prior to 2010.  Our tax returns in the major jurisdictions in which we operate, other than Brazil, as mentioned below, are generally subject to examination for periods ranging from three to six years.  We have agreed to extensions beyond the statute of limitations in two major jurisdictions for up to 20 years.  Tax authorities in certain jurisdictions are examining our tax returns and in some cases have issued assessments.  We are defending our tax positions in those

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

jurisdictions.  While we cannot predict or provide assurance as to the timing or the outcome of these proceedings, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position or results of operations, although it may have a material adverse effect on our consolidated statement of cash flows.

Brazil tax investigations—In December 2005, the Brazilian tax authorities issued a tax assessment with respect to our tax returns for the years 2000 through 2004, which is currently for an aggregate amount of BRL 853 million, equivalent to approximately $258 million, including penalties and interest.  On January 25, 2008, we filed a protest letter with the Brazilian tax authorities for this tax assessment, and we are currently engaged in the appeals process.  On May 19, 2014, the Brazilian tax authorities issued an aggregate tax assessment with respect to our Brazilian income tax returns for the years 2009 and 2010, which is currently for an aggregate amount of BRL 145 million, equivalent to approximately $44 million, including penalties and interest.  On June 18, 2014, we filed a protest letter with the Brazilian tax authorities for this tax assessment.  We believe our returns are materially correct as filed, and we are vigorously contesting these assessments.  An unfavorable outcome on these proposed assessments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other tax matters—We conduct operations through our various subsidiaries in a number of countries throughout the world.  Each country has its own tax regimes with varying nominal rates, deductions, employee contribution requirements and tax attributes.  From time to time, we may identify changes to previously evaluated tax positions that could result in adjustments to our recorded assets and liabilities.  Although we are unable to predict the outcome of these changes, we do not expect the effect, if any, resulting from these adjustments to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 7—Earnings (Loss) Per Share

The numerator and denominator used for the computation of basic and diluted per share earnings from continuing operations were as follows (in millions, except per share data):

	Years ended December 31,
	2017		2016		2015
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator for earnings (loss) per share
Income (loss) from continuing operations attributable to controlling interest	$(3,127)	$(3,127)	$778	$778	$865	$865
Undistributed earnings allocable to participating securities	—	—	(14)	(14)	(8)	(8)
Income (loss) from continuing operations available to shareholders	$(3,127)	$(3,127)	$764	$764	$857	$857

Denominator for earnings (loss) per share
Weighted-average shares outstanding	391	391	367	367	363	363
Effect of stock options and other share-based awards	—	—	—	—	—	—
Weighted-average shares for per share calculation	391	391	367	367	363	363

Per share earnings (loss) from continuing operations	$(8.00)	$(8.00)	$2.08	$2.08	$2.36	$2.36

In the years ended December 31, 2017, 2016 and 2015, we excluded from the calculation 4.7 million, 2.5 million and 3.3 million share‑based awards, respectively, since the effect would have been anti‑dilutive.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 8—Debt

Overview

Outstanding debt—The aggregate principal amounts and aggregate carrying amounts, net of debt‑related balances, including unamortized discounts, premiums, issue costs and fair value adjustments, of our debt were as follows (in millions):

	Principal amount		Carrying amount
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
2.50% Senior Notes due October 2017 (a)	$—	$485	$—	$484
Eksportfinans Loans due January 2018	26	123	26	123
6.00% Senior Notes due March 2018 (a)	—	754	—	757
7.375% Senior Notes due April 2018 (a)	—	211	—	211
6.50% Senior Notes due November 2020 (a)	286	508	288	513
6.375% Senior Notes due December 2021 (a)	328	552	327	549
5.52% Senior Secured Notes due May 2022 (b)	362	—	356	—
3.80% Senior Notes due October 2022 (a)	506	539	502	534
9.00% Senior Notes due July 2023 (c)	1,250	1,250	1,216	1,211
7.75% Senior Secured Notes due October 2024 (d)	540	600	526	583
6.25% Senior Secured Notes due December 2024 (d)	562	625	549	609
7.50% Senior Notes due January 2026 (c)	750	—	742	—
7.45% Notes due April 2027 (a)	88	88	86	86
8.00% Debentures due April 2027 (a)	57	57	57	57
7.00% Notes due June 2028	300	300	307	308
Capital lease contract due August 2029	541	566	541	566
7.50% Notes due April 2031 (a)	588	588	585	585
6.80% Senior Notes due March 2038 (a)	1,000	1,000	991	991
7.35% Senior Notes due December 2041 (a)	300	300	297	297
Total debt	7,484	8,546	7,396	8,464
Less debt due within one year
2.50% Senior Notes due October 2017 (a)	—	485	—	484
Eksportfinans Loans due January 2018	26	98	26	98
5.52% Senior Secured Notes due May 2022 (b)	79	—	77	—
7.75% Senior Secured Notes due October 2024 (b)	60	60	57	57
6.25% Senior Secured Notes due December 2024 (b)	62	63	60	60
Capital lease contract due August 2029	30	25	30	25
Total debt due within one year	257	731	250	724
Total long-term debt	$7,227	$7,815	$7,146	$7,740

(a)

Transocean Inc., a 100 percent owned direct subsidiary of Transocean Ltd., is the issuer of the notes and debentures.  Transocean Ltd. has provided a full and unconditional guarantee of the notes and debentures and borrowings under an unsecured five‑year revolving credit facility (see “Five‑Year Revolving Credit Facility”).  Transocean Ltd. has no independent assets or operations, and its other subsidiaries not owned indirectly through Transocean Inc. were minor.  Transocean Inc. has no independent assets and operations, other than those related to its investments in non‑guarantor operating companies and balances primarily pertaining to its cash and cash equivalents and debt.  Except as discussed under “Indentures,” Transocean Ltd. and Transocean Inc. are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries by dividends, loans or capital distributions.

(b)

The subsidiary issuer of the unregistered senior secured notes is a wholly owned indirect subsidiary of Transocean Inc.  The senior secured notes are fully and unconditionally guaranteed by the owner of the collateral rig.  See “—Debt issuances—Senior secured notes.”

(c)

Transocean Inc. is the issuer of the unregistered notes.  The priority guaranteed senior unsecured notes, which rank equal in right of payment of all of our existing and future unsecured unsubordinated obligations and rank structurally senior to the extent of the value of the assets of the subsidiaries guaranteeing the notes, are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd. and certain wholly owned subsidiaries of Transocean Inc.  See “—Debt issuances—Priority guaranteed senior unsecured notes.”

(d)

Each subsidiary issuer of the respective unregistered senior secured notes is a wholly owned indirect subsidiary of Transocean Inc.  The senior secured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd., Transocean Inc. and, in each case, the owner of the respective collateral rig.  See “—Debt issuances—Senior secured notes.”

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Scheduled maturities—At December 31, 2017, the scheduled maturities of our debt were as follows (in millions):

Total
Years ending December 31,
2018	$257
2019	237
2020	531
2021	580
2022	687
Thereafter	5,192
Total principal amount of debt	7,484
Total debt-related balances, net	(88)
Total carrying amount of debt	$7,396

Indentures—The indentures that govern our debt contain covenants that, among other things, limit our ability to incur certain liens on our drilling units without equally and ratably securing the notes, to engage in certain sale and lease back transactions covering any of our drilling units, to allow our subsidiaries to incur certain additional debt, or to engage in certain merger, consolidation or reorganization transactions or to enter into a scheme of arrangement qualifying as an amalgamation.  Additionally, the indentures that govern the 5.52% senior secured notes due May 2022 (the “5.52% Senior Secured Notes”), the 7.75% senior secured notes due October 2024 (the “7.75% Senior Secured Notes”) and the 6.25% senior secured notes due December 2024 (the “6.25% Senior Secured Notes” and, collectively with the 5.52% Senior Secured Notes and the 7.75% Senior Secured Notes, the “Senior Secured Notes”) contain covenants that limit the ability of our subsidiaries that own or operate the collateral rigs to declare or pay dividends to their affiliates.  The 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes also impose a maximum collateral rig leverage ratio (“Maximum Collateral Ratio”), represented by each rig’s earnings relative to the debt balance, that changes over the terms of the notes.  At December 31, 2017, the Maximum Collateral Ratio under both indentures was less than 5.75 to 1.00.  See Note 10—Commitments and Contingencies—Global Marine litigation.

Interest rate adjustments—The interest rates for certain of our notes are subject to adjustment from time to time upon a change to the credit rating of our non‑credit enhanced senior unsecured long‑term debt (“Debt Rating”).  At December 31, 2017, based on our Debt Rating on that date, the interest rate in effect for the 2.50% senior notes due October 2017 (the “2.50% Senior Notes”) and the 3.80% senior notes due October 2022 was 4.50 percent and 5.80 percent, respectively, and the interest rate in effect for the 6.375% senior notes due December 2021 and the 7.35% senior notes due December 2041 was 8.375 percent and 9.35 percent, respectively.

Five‑Year Revolving Credit Facility—In June 2014, we entered into an amended and restated bank credit agreement, which established a $3.0 billion unsecured five‑year revolving credit facility, which is scheduled to expire on June 28, 2019 (the “Five‑Year Revolving Credit Facility”).  Among other things, the Five‑Year Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets.  The Five‑Year Revolving Credit Facility also includes a covenant imposing a maximum consolidated indebtedness to total tangible capitalization ratio of 0.6 to 1.0.  Borrowings under the Five‑Year Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default.  Additionally, such borrowings are guaranteed by Transocean Ltd. and may be prepaid in whole or in part without premium or penalty.

We may borrow under the Five‑Year Revolving Credit Facility at either (1) the adjusted London Interbank Offered Rate (“LIBOR”) plus a margin (the “Five‑Year Revolving Credit Facility Margin”), which ranges from 1.125 percent to 2.0 percent based on the Debt Rating, or (2) the base rate specified in the credit agreement plus the Five‑Year Revolving Credit Facility Margin, less one percent per annum.  Throughout the term of the Five‑Year Revolving Credit Facility, we pay a facility fee on the daily unused amount of the underlying commitment which ranges from 0.15 percent to 0.35 percent based on our Debt Rating.  At December 31, 2017, based on our Debt Rating on that date, the Five‑Year Revolving Credit Facility Margin was 2.0 percent and the facility fee was 0.35 percent.  At December 31, 2017, we had no borrowings outstanding, $7 million of letters of credit issued, and we had $3.0 billion of available borrowing capacity under the Five‑Year Revolving Credit Facility.  See Note 10—Commitments and Contingencies—Global Marine litigation.

Debt issuances

Priority guaranteed senior unsecured notes—On October 17, 2017, we completed an offering of an aggregate principal amount of $750 million of 7.50% senior unsecured notes due January 15, 2026 (the “7.50% Senior Notes”), and we received aggregate cash proceeds of $742 million, net of issue costs.  We are required to pay interest on the 7.50% Senior Notes semiannually on January 15 and July 15 of each year, beginning on July 15, 2018.  We may redeem all or a portion of the 7.50% Senior Notes at any time prior to January 15, 2021 at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and on or after January 15, 2021, at specified redemption prices.

On July 21, 2016, we completed an offering of an aggregate principal amount of $1.25 billion of 9.00% senior unsecured notes due July 15, 2023 (the “9.00% Senior Notes”), and we received aggregate cash proceeds of $1.21 billion, net of initial discount and costs payable by us.  We are required to pay interest on the 9.00% Senior Notes semiannually on January 15 and July 15 of each year.  We may

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

redeem all or a portion of the 9.00% Senior Notes at any time prior to July 15, 2020 at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and on or after July 15, 2020, at specified redemption prices.

Senior secured notes—On May 5, 2017, we completed an offering of an aggregate principal amount of $410 million of 5.52% Senior Secured Notes, and we received aggregate cash proceeds of $403 million, net of issue costs.  We are required to pay quarterly installments of principal and interest on the last business day of March, June, September and December of each year.  We may redeem all or a portion of the 5.52% Senior Secured Notes at any time on or prior to December 31, 2021 at a price equal to 100 percent of the aggregate principal amount plus, subject to certain exceptions related to the drilling contract for Deepwater Conqueror, a make‑whole amount.  We will be required to redeem or to offer to redeem the notes at a price equal to 100 percent of the aggregate principal amount, and, under certain circumstances, the payment of a make‑whole amount, upon the occurrence of certain events related to Deepwater Conqueror and the related drilling contract.

On October 19, 2016, we completed an offering of an aggregate principal amount of $600 million of 7.75% Senior Secured Notes, and we received aggregate cash proceeds of $583 million, net of initial discount and issue costs.  On December 8, 2016, we completed an offering of an aggregate principal amount of $625 million of 6.25% Senior Secured Notes, and we received aggregate cash proceeds of $609 million, net of initial discount and issue costs.  We are required to pay semiannual installments of principal and interest on the 7.75% Senior Secured Notes on April 15 and October 15 of each year, and we are required to pay semiannual installments of principal and interest on the 6.25% Senior Secured Notes on June 1 and December 1 of each year.  We may redeem all or a portion of the 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes at any time on or prior to October 15, 2020 and December 1, 2020, respectively, at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision.  We will be required to redeem the notes at a price equal to 100 percent of the aggregate principal amount, without a make‑whole provision, upon the occurrence of certain events related to the collateral rig and the related drilling contract.

The 5.52% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Conqueror, the equity of the wholly owned subsidiaries that own and operate the collateral rig, and certain related assets.  The 7.75% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Thalassa and the equity of the wholly owned subsidiary that owns the collateral rig.  The 6.25% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Proteus and the equity of the subsidiary that owns the collateral rig.  At December 31, 2017 and 2016, we had $211 million and $103 million, respectively, deposited in restricted cash accounts to satisfy debt service and working capital requirements for the Senior Secured Notes.  At December 31, 2017, the aggregate carrying amount of Deepwater Conqueror, Deepwater Thalassa and Deepwater Proteus was $2.4 billion.  At December 31, 2016, the aggregate carrying amount of Deepwater Thalassa and Deepwater Proteus was $1.7 billion.

Debt retirement

Tender offers—On July 11, 2017, we completed cash tender offers to purchase up to $1.5 billion aggregate principal amount of certain notes (the “2017 Tendered Notes”).  On August 1, 2016, we completed cash tender offers to purchase up to $1.0 billion aggregate principal amount of certain notes (the “2016 Tendered Notes”).  During the years ended December 31, 2017 and 2016, we received valid tenders from holders of an aggregate principal amount of the 2017 Tendered Notes and the 2016 Tendered Notes as follows (in millions):

	Years ended
	December 31,
	2017	2016

2.50% Senior Notes due October 2017	$271	$—
6.00% Senior Notes due March 2018	400	—
7.375% Senior Notes due April 2018	128	—
6.50% Senior Notes due November 2020	207	348
6.375% Senior Notes due December 2021	213	476
3.80% Senior Notes due October 2022	—	157
Aggregate principal amount retired	$1,219	$981

Aggregate cash payment	$1,269	$876
Aggregate net gain (loss)	$(48)	$104

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Repurchases and redemptions—During the years ended December 31, 2017, 2016 and 2015, we repurchased in the open market or redeemed debt securities with aggregate principal amounts as follows (in millions):

	Years ended December 31,
	2017	2016	2015

4.95% Senior Notes due November 2015	$—	$—	$893
5.05% Senior Notes due December 2016	—	36	25
2.50% Senior Notes due October 2017	62	85	180
6.00% Senior Notes due March 2018	354	35	211
7.375% Senior Notes due April 2018	83	26	10
6.50% Senior Notes due November 2020	15	44	—
6.375% Senior Notes due December 2021	10	122	50
3.80% Senior Notes due October 2022	33	38	16
7.45% Notes due April 2027	—	8	4
7.50% Notes due April 2031	—	5	7
Aggregate principal amount retired	$557	$399	$1,396

Aggregate cash payment	$564	$354	$1,372
Aggregate net gain (loss)	$(7)	$44	$23

Scheduled maturities and installments—On the scheduled maturity date of October 16, 2017, we made a cash payment of $152 million to repay the outstanding 2.50% Senior Notes, at a price equal to 100 percent of the aggregate principal amount.  On the scheduled maturity date of December 15, 2016, we made a cash payment of $938 million to repay the outstanding 5.05% senior notes due December 2016, at a price equal to 100 percent of the aggregate principal amount.  In the years ended December 31, 2017, 2016 and 2015, we also made cash payments of $299 million, $127 million and $134 million to repay other indebtedness in scheduled installments.

Note 9—Postemployment Benefit Plans

Defined benefit pension and other postemployment benefit plans

Overview—As of December 31, 2017, we had defined benefit plans in the U.S., the United Kingdom (“U.K.”), and Norway.  Benefits under the defined benefit plans in the U.S. and the U.K. have ceased accruing.  We maintain the respective pension obligations under such plans until they have been fully satisfied.  As of December 31, 2017, the defined benefit plans in the U.S. included three funded and three unfunded plans (the “U.S. Plans”).  During the year ended December 31, 2016, we permitted certain participants of one of our funded U.S. Plans to make a one‑time election to receive a payment of retirement benefits in the form of either (a) a lump sum distribution or (b) an annuity starting October 1, 2016.

As of December 31, 2017, the defined benefit plan in the U.K. included one funded plan (the “U.K. Plan”).  During the year ended December 31, 2017, we permitted certain participants to make a one‑time election to receive payment of retirement benefits in the form of a lump sum distribution.  As of December 31, 2017, the defined benefit plans in Norway, primarily group pension schemes with life insurance companies, included two funded and two unfunded plans, (the “Norway Plans”).  During the year ended December 31, 2016, we satisfied our obligations under four funded defined benefit plans in Norway and an unfunded defined benefit plan in Nigeria.  During the year ended December 31, 2015, we satisfied our obligations under unfunded defined benefit plans in Egypt and Indonesia.  We refer to the U.K. Plan, the Norway Plans and the plans in Nigeria, Egypt and Indonesia, collectively, as the “Non‑U.S. Plans.”

We refer to the U.S. Plans and the Non‑U.S. Plans, collectively, as the “Transocean Plans”.  Additionally, we maintain certain unfunded other postemployment benefit plans (collectively, the “OPEB Plans”), under which benefits to eligible participants diminish during a phase‑out period ending December 31, 2025.

Assumptions—We estimated our benefit obligations using the following weighted‑average assumptions:

	December 31, 2017			December 31, 2016
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Plans	Plans	Plans
Discount rate	3.68%	2.49%	2.93%	4.26%	2.69%	3.08%
Compensation trend rate	na	2.50%	na	na	2.25%	na

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

We estimated our net periodic benefit costs using the following weighted‑average assumptions:

	Year ended December 31, 2017			Year ended December 31, 2016			Year ended December 31, 2015
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	OPEB Plans
Discount rate	4.26%	2.69%	3.08%	4.56%	3.69%	3.13%	4.16%	3.26%	3.86%
Expected rate of return	6.31%	4.79%	na	6.82%	5.85%	na	7.79%	5.93%	na
Compensation trend rate	na %	2.25%	na	0.22%	4.01%	na	0.21%	3.83%	na
Health care cost trend rate
-initial	na	na	na	na	na	na	na	na	7.81%
-ultimate	na	na	na	na	na	na	na	na	5.00%
-ultimate year	na	na	na	na	na	na	na	na	2023

“na” means not applicable.

Net periodic benefit costs—Net periodic benefit costs, before tax, included the following components (in millions):

	Year ended December 31, 2017			Year ended December 31, 2016			Year ended December 31, 2015
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Net periodic benefit costs
Service cost	$3	$3	$6	$3	$10	$13	$5	$26	$31
Interest cost	65	11	76	69	17	86	65	19	84
Expected return on plan assets	(74)	(20)	(94)	(80)	(25)	(105)	(87)	(28)	(115)
Settlements and curtailments	—	13	13	—	(5)	(5)	3	2	5
Actuarial (gain) loss, net	5	1	6	5	(1)	4	11	11	22
Prior service cost, net	—	—	—	—	—	—	—	—	—
Net periodic benefit costs	$(1)	$8	$7	$(3)	$(4)	$(7)	$(3)	$30	$27

In the years ended December 31, 2017, 2016 and 2015, for the OPEB Plans, the combined components of net periodic benefit costs, including service cost, interest cost, recognized net actuarial losses, prior service cost amortization, curtailments and special termination benefits, were income of $2 million, income of $4 million and income of $1 million, respectively.

The following table presents the amounts in accumulated other comprehensive income (loss), before tax, that have not been recognized as components of net periodic benefit costs (in millions):

	December 31, 2017				December 31, 2016
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Actuarial gain (loss), net	$(301)	$(84)	$(4)	$(389)	$(316)	$(94)	$(3)	$(413)
Prior service cost, net	—	—	23	23	—	—	26	26
Total	$(301)	$(84)	$19	$(366)	$(316)	$(94)	$23	$(387)

The following table presents the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit costs during the year ending December 31, 2018 (in millions):

	Year ending December 31, 2018
	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Actuarial loss, net	$7	$1	$1	$9
Prior service cost, net	—	—	(3)	(3)
Total amount expected to be recognized	$7	$1	$(2)	$6

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Funded status—The changes in projected benefit obligation, plan assets and funded status and the amounts recognized on our consolidated balance sheets were as follows (in millions):

	Year ended December 31, 2017				Year ended December 31, 2016
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$1,557	$398	$19	$1,974	$1,523	$502	$24	$2,049
Actuarial (gains) losses, net	115	18	2	135	52	36	(3)	85
Service cost	3	3	—	6	3	10	—	13
Interest cost	65	11	—	76	69	17	1	87
Currency exchange rate changes	—	35	—	35	—	(77)	—	(77)
Participant contributions	—	—	—	—	—	—	1	1
Benefits paid	(60)	(86)	(2)	(148)	(90)	(46)	(4)	(140)
Settlements and curtailments	—	—	—	—	—	(44)	—	(44)
Projected benefit obligation, end of period	1,680	379	19	2,078	1,557	398	19	1,974

Change in plan assets
Fair value of plan assets, beginning of period	1,204	400	—	1,604	1,198	439	—	1,637
Actual return on plan assets	198	31	—	229	93	84	—	177
Currency exchange rate changes	—	36	—	36	—	(80)	—	(80)
Employer contributions	1	12	2	15	3	43	3	49
Participant contributions	—	—	—	—	—	—	1	1
Benefits paid	(60)	(86)	(2)	(148)	(90)	(46)	(4)	(140)
Settlements	—	—	—	—	—	(40)	—	(40)
Fair value of plan assets, end of period	1,343	393	—	1,736	1,204	400	—	1,604

Funded status, end of period	$(337)	$14	$(19)	$(342)	$(353)	$2	$(19)	$(370)

Balance sheet classification, end of period:
Pension asset, non-current	$—	$17	$—	$17	$—	$5	$—	$5
Pension liability, current	(2)	(1)	(3)	(6)	(2)	—	(3)	(5)
Pension liability, non-current	(335)	(2)	(16)	(353)	(351)	(3)	(16)	(370)
Accumulated other comprehensive income (loss) (a)	(301)	(84)	19	(366)	(316)	(94)	23	(387)

(a)	Amounts are before income tax effect.

The aggregate projected benefit obligation and fair value of plan assets for plans with a projected benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2017				December 31, 2016
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Projected benefit obligation	$1,680	$5	$19	$1,704	$1,557	$5	$19	$1,581
Fair value of plan assets	1,343	2	—	1,345	1,204	2	—	1,206

At December 31, 2017 and 2016, the accumulated benefit obligation for all defined benefit pension plans was $2.1 billion and $2.0 billion, respectively.  The aggregate accumulated benefit obligation and fair value of plan assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2017				December 31, 2016
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Accumulated benefit obligation	$1,680	$3	$19	$1,702	$1,557	$4	$19	$1,580
Fair value of plan assets	1,343	—	—	1,343	1,204	—	—	1,204

Plan assets—We periodically review our investment policies, plan assets and asset allocation strategies to evaluate performance relative to specified objectives.  In determining our asset allocation strategies for the U.S. Plans, we review the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration.  For the U.K. Plan, the plan trustees establish the asset allocation strategies consistent with the regulations of the U.K. pension regulators and in consultation with financial advisors and company representatives.  Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations.  For the Norway Plans, we establish minimum rates of return under the terms of investment contracts with insurance companies.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

As of December 31, 2017 and 2016, the weighted‑average target and actual allocations of the investments for our funded Transocean Plans were as follows:

	December 31, 2017				December 31, 2016
	Target allocation		Actual allocation		Target allocation		Actual allocation
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Equity securities	50%	39%	52%	39%	50%	45%	53%	45%
Fixed income securities	50%	50%	48%	48%	50%	45%	47%	44%
Other investments	—	11%	—	13%	—	10%	—%	11%
Total	100%	100%	100%	100%	100%	100%	100%	100%

As of December 31, 2017, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2017
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Mutual funds
U.S. equity funds	$557	$—	$557	$—	$—	$—	$557	$—	$557
Non-U.S. equity funds	138	—	138	5	153	158	143	153	296
Bond funds	629	—	629	8	190	198	637	190	827
Total mutual funds	1,324	—	1,324	13	343	356	1,337	343	1,680

Other investments
Cash and money market funds	6	7	13	—	—	—	6	7	13
Property collective trusts	—	—	—	—	20	20	—	20	20
Investment contracts	—	—	—	—	23	23	—	23	23
Total other investments	6	7	13	—	43	43	6	50	56

Total investments	$1,330	$7	$1,337	$13	$386	$399	$1,343	$393	$1,736

As of December 31, 2016, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2016
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Mutual funds
U.S. equity funds	$516	$—	$516	$2	$—	$2	$518	$—	$518
Non-U.S. equity funds	113	—	113	4	181	185	117	181	298
Bond funds	567	—	567	—	178	178	567	178	745
Total mutual funds	1,196	—	1,196	6	359	365	1,202	359	1,561

Other investments
Cash and money market funds	2	2	4	—	—	—	2	2	4
Property collective trusts	—	—	—	—	17	17	—	17	17
Investment contracts	—	—	—	—	22	22	—	22	22
Total other investments	2	2	4	—	39	39	2	41	43

Total investments	$1,198	$2	$1,200	$6	$398	$404	$1,204	$400	$1,604

The U.S. Plans and the U.K. Plan invest primarily in passively managed funds that reference market indices.  The funded Norway Plans are subject to contractual terms under selected insurance programs.  Each plan’s investment managers have discretion to select the securities held within each asset category.  Given this discretion, the managers may occasionally invest in our debt or equity securities, and may hold either long or short positions in such securities.  As the plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.

Funding contributions—In the years ended December 31, 2017, 2016 and 2015, we made an aggregate contribution of $15 million, $49 million and $39 million, respectively, to the Transocean Plans and the OPEB Plans using our cash flows from operations.  In the year ending December 31, 2018, we expect to contribute $12 million to the Transocean Plans, and we expect to fund benefit payments of approximately $3 million for the OPEB Plans as costs are incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Benefit payments—The following were the projected benefits payments (in millions):

	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Years ending December 31,
2018	$71	$8	$3	$82
2019	73	7	3	83
2020	75	8	3	86
2021	79	8	2	89
2022	80	9	2	91
2023 - 2027	421	60	7	488

Defined contribution plans

At December 31, 2017, we sponsored four defined contribution plans, including (1) a qualified savings plan covering certain employees working in the U.S. (the “U.S. Savings Plan”), (2) a non‑qualified supplemental plan covering certain eligible employees working in the U.S. (the “U.S. Savings Restoration Plan”), (3) a qualified savings plan covering certain eligible U.K. employees (the “U.K. Savings Plan”) and (4) a non‑qualified savings plan covering certain employees working outside the U.S. and U.K. (the “Non‑U.S. Savings Plan”).  In the years ended December 31, 2017, 2016 and 2015, we recognized expense of $43 million, $51 million and $89 million, respectively, related to our defined contribution plans.

The U.S. Savings Plan provides eligible employees with matching contributions up to 10.0 percent of each participant’s base salary and annual bonus based on the participant’s contribution to the plan.  The U.S. Savings Restoration Plan provides eligible employees with benefits in excess of those allowed under the U.S. Savings Plan.

The U.K. Savings Plan provides eligible employees with matching contributions between 4.5 percent and 9.5 percent based on the participant’s contribution to the plan.  Effective January 1, 2017, the Non‑U.S. Savings Plan, provides eligible employees with matching contributions up to 12 percent of each participant’s base salary based on the participant’s contribution to the plan.  In the years ended December 31, 2016 and 2015, the Non‑U.S. Savings Plan provided eligible employees with matching contributions up to 6.0 percent and contributions between 4.5 percent and 6.5 percent of each participant’s base salary and annual bonus based on the participant’s years of eligible service.

Note 10—Commitments and Contingencies

Lease obligations

We have operating lease obligations expiring at various dates, principally for real estate, office space and operating equipment.  In the years ended December 31, 2017, 2016 and 2015, our rental expense for all operating leases, including operating leases with terms of less than one year, was approximately $52 million, $45 million and $72 million, respectively.

We also have a capital lease obligation, which is due to expire in August 2029.  The capital lease contract has an implicit interest rate of 7.8 percent and requires scheduled monthly payments of $6 million through August 2029, after which we will have the right and obligation to acquire the drillship from the lessor for one dollar.  In the years ended December 31, 2017, 2016 and 2015, depreciation expense associated with Petrobras 10000, the asset held under capital lease, was $23 million.  At December 31, 2017 and 2016, the aggregate carrying amount of this asset held under capital lease was as follows (in millions):

	December 31,
	2017	2016
Property and equipment, cost	$774	$776
Accumulated depreciation	(170)	(149)
Property and equipment, net	$604	$627

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

At December 31, 2017, the aggregate future minimum rental payments related to our non-cancellable operating leases and the capital lease were as follows (in millions):

	Capital	Operating
	lease	leases
Years ending December 31,
2018	$72	$15
2019	72	12
2020	72	11
2021	71	10
2022	71	10
Thereafter	479	39
Total future minimum rental payment	837	$97
Less amount representing imputed interest	(296)
Present value of future minimum rental payments under capital leases	541
Less current portion included in debt due within one year	(30)
Long-term capital lease obligation	$511

Purchase and service agreement obligations

We have entered into purchase obligations with shipyards and other contractors related to our newbuild construction programs.  We have also entered into long‑term service agreements with original equipment manufacturers to provide services and parts related to our pressure control systems.  The future payments required under our service agreements were estimated based on our projected operating activity and may vary based on actual operating activity.  At December 31, 2017, the aggregate future payments required under our purchase obligations and our service agreement obligations were as follows (in millions):

		Service
	Purchase	agreement
	obligations	obligations
Years ending December 31,
2018	$48	$67
2019	3	100
2020	847	107
2021	—	99
2022	—	102
Thereafter	—	584
Total	$898	$1,059

Letters of credit and surety bonds

At December 31, 2017 and 2016, we had outstanding letters of credit totaling $29 million and $50 million, respectively, issued under various uncommitted credit lines, some of which require cash collateral, provided by several banks to guarantee various contract bidding, performance activities and customs obligations.  At December 31, 2017, the aggregate cash collateral held by banks for letters of credit was $7 million.  As is customary in the contract drilling business, we also have various surety bonds in place that secure customs obligations related to the importation of our rigs and certain performance and other obligations.  At December 31, 2017 and 2016, we had outstanding surety bonds totaling $51 million and $33 million, respectively

Macondo well incident commitments and contingencies

Overview—On April 22, 2010, the ultra‑deepwater floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig off the coast of Louisiana.  At the time of the explosion, Deepwater Horizon was contracted to an affiliate of BP plc. (together with its affiliates, “BP”).  Following the incident, we have been subject to civil and criminal claims, as well as causes of action, fines and penalties by local, state and federal governments.  Litigation commenced shortly after the incident, and most claims against us were consolidated by the U.S. Judicial Panel on Multidistrict Litigation and transferred to the U.S. District Court for the Eastern District of Louisiana (the “MDL Court”).  A significant portion of the contingencies arising from the Macondo well incident has now been resolved or is pending release of funds from escrow (see “—PSC Settlement Agreement”).  As for any actions not resolved by our previous settlements, including any claims by individuals who opted out of the settlement agreement that we and the Plaintiff Steering Committee (the “PSC”) filed with the MDL Court in May 2015 (the “PSC Settlement Agreement”), we will vigorously defend those claims and pursue any and all defenses available.

In the year ended December 31, 2015, we recognized income of $788 million ($735 million, or $2.02 per diluted share, net of tax) recorded as a net reduction to operating and maintenance costs and expenses, including $538 million associated with recoveries from

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

insurance for our previously incurred losses, $125 million associated with partial reimbursement from BP for our previously incurred legal costs, and $125 million associated with a net reduction to certain related contingent liabilities, primarily associated with contingencies that have either been settled or otherwise resolved as a result of settlements with BP and the PSC.

We have recognized a liability for the remaining estimated loss contingencies associated with litigation resulting from the Macondo well incident that we believe are probable and for which a reasonable estimate can be made.  At December 31, 2017 and 2016, the liability for estimated loss contingencies that we believe are probable and for which a reasonable estimate can be made was $219 million and $250 million, respectively, recorded in other current liabilities, the majority of which is related to our settlement with the PSC.

Plea Agreement—Pursuant to the plea agreement (the “Plea Agreement”), one of our subsidiaries pled guilty to one misdemeanor count of negligently discharging oil into the U.S. Gulf of Mexico, in violation of the Clean Water Act (“CWA”) and agreed to be subject to probation through February 2018.  We also agreed to make an aggregate cash payment of $400 million, including a criminal fine and cash contributions to the National Fish & Wildlife Foundation and the National Academy of Sciences, payable in scheduled installments.  At December 31, 2016, the carrying amount of our liability for settlement obligations under the Plea Agreement was $60 million, recorded in other current liabilities.  In the years ended December 31, 2017, 2016 and 2015, we made cash payments of $60 million in each period, representing the final installments for our obligations under the Plea Agreement.

Consent Decree—Under the civil consent decree (the “Consent Decree”), we agreed to undertake certain actions, including enhanced safety and compliance actions when operating in U.S. waters.  The Consent Decree requires us to submit and make publicly available certain plans, reports and other submissions.  One such plan is a performance plan, approved on January 2, 2014, that contains, among other things, interim milestones for actions in specified areas and schedules for reports required under the Consent Decree.  Additionally, as required, we retained an independent auditor to review and report to the DOJ our compliance with the Consent Decree and an independent process safety consultant to review, report and assist with the process safety requirements of the Consent Decree.  The Consent Decree resolved the claim by the U.S. for civil penalties under the CWA.  We may request termination of the Consent Decree after January 2, 2019, provided we meet certain conditions.  We also agreed to pay civil penalties of $1.0 billion plus interest.  In the year ended December 31, 2015, we made a cash payment of $204 million, including interest, representing the final installment due under the Consent Decree.

PSC Settlement Agreement—On May 29, 2015, together with the PSC, we filed the PSC Settlement Agreement with the MDL Court for approval.  Through the PSC Settlement Agreement, we agreed to pay a total of $212 million, plus up to $25 million for partial reimbursement of attorneys’ fees, to be allocated between two classes of plaintiffs as follows: (1) 72.8 percent to private plaintiffs, businesses, and local governments who could have asserted punitive damages claims against us under general maritime law; and (2) 27.2 percent to private plaintiffs who previously settled economic damages claims against BP and were assigned certain claims BP had made against us.  In exchange for these payments, each of the classes agreed to release all respective claims it has against us.  Thirty claimants elected to opt out of the PSC Settlement Agreement.  In June 2016 and August 2015, we made a cash deposit of $25 million and $212 million, respectively, into escrow accounts established by the MDL Court for the settlement.  On February 15, 2017, the MDL Court entered a final order and judgement approving the PSC Settlement Agreement, which is no longer subject to appeal.  In November 2017, the MDL Court released $25 million from the escrow accounts for payment of attorneys’ fees.  At December 31, 2017 and 2016, the aggregate balance in escrow was $212 million and $237 million, respectively, recorded in restricted cash accounts and investments.

Other legal proceedings

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in complaints filed in the Circuit Courts of the State of Mississippi, and in 2014, a group of similar complaints were filed in Louisiana.  The plaintiffs, former employees of some of the defendants, generally allege that the defendants used or manufactured asbestos containing drilling mud additives for use in connection with drilling operations, claiming negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  The plaintiffs generally seek awards of unspecified compensatory and punitive damages, but the court appointed special master has ruled that a Jones Act employer defendant, such as us, cannot be sued for punitive damages.  At December 31, 2017, eight plaintiffs have claims pending in Louisiana in which we have or may have an interest.  We intend to defend these lawsuits vigorously, although we can provide no assurance as to the outcome.  We historically have maintained broad liability insurance, although we are not certain whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries has been named as a defendant, along with numerous other companies, in lawsuits arising out of the subsidiary’s manufacture and sale of heat exchangers, and involvement in the construction and refurbishment of major industrial complexes alleging bodily injury or personal injury as a result of exposure to asbestos.  As of December 31, 2017, the subsidiary was a defendant in approximately 140 lawsuits with a corresponding number of plaintiffs.  For many of these lawsuits, we have not been provided with sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The operating assets of the subsidiary were sold and its operations were

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

discontinued in 1989, and the subsidiary has no remaining assets other than insurance policies, rights and proceeds, including (i) certain policies subject to litigation and (ii) certain rights and proceeds held directly or indirectly through a qualified settlement fund.  The subsidiary has in excess of $1.0 billion in insurance limits potentially available to the subsidiary.  Although not all of the policies may be fully available due to the insolvency of certain insurers, we believe that the subsidiary will have sufficient funding directly or indirectly, including from settlements and payments from insurers, assigned rights from insurers and coverage‑in‑place settlement agreements with insurers to respond to these claims.  While we cannot predict or provide assurance as to the outcome of these matters, we do not expect the ultimate liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Rio de Janeiro tax assessment—In the year ended December 31, 2006, the state tax authorities of Rio de Janeiro in Brazil issued to one of our subsidiaries tax assessments on equipment imported into the state in connection with our operations, resulting from a preliminary finding by these authorities that our record keeping practices were deficient.  At December 31, 2017, the aggregate tax assessment was for BRL 529 million, equivalent to approximately $160 million, including interest and penalties.  In September 2006, we filed an initial response refuting these tax assessments, and, in September 2007, the state tax authorities confirmed that they believe the tax assessments are valid.  On September 27, 2007, we filed an appeal with the state Taxpayer’s Council contesting the assessments.  In November 2017, the Third Chamber of the Taxpayer’s Council for administrative proceedings ruled in our favor on the validity of the initial tax claims.  The ruling is subject to appeal by the state tax authorities.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Nigerian Cabotage Act litigation—In October 2007, three of our subsidiaries were each served a Notice and Demand from the Nigeria Maritime Administration and Safety Agency, imposing a two percent surcharge on the value of all contracts performed by us in Nigeria pursuant to the Coastal and Inland Shipping (Cabotage) Act 2003 (the “Cabotage Act”).  Our subsidiaries each filed an originating summons in the Federal High Court in Lagos challenging the imposition of this surcharge on the basis that the Cabotage Act and associated levy is not applicable to drilling rigs.  The respondents challenged the competence of the suits on several procedural grounds.  The court upheld the objections and dismissed the suits.  In December 2010, our subsidiaries filed a new joint Cabotage Act suit.  While we cannot predict or provide assurance as to the outcome of these proceedings, we do not expect the proceedings to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Global Marine litigation—On November 28, 2017, Wilmington Trust Company, in its capacity as trustee, filed a lawsuit in the Supreme Court of the State of New York, County of New York, against Global Marine Inc. (“Global Marine”), one of our wholly owned, indirect subsidiaries, seeking a declaratory judgment that Global Marine is in default under the indenture governing its $300 million of outstanding 7.00% Notes due June 2028.  We disagree with the assertions in the lawsuit and believe that Global Marine is in compliance with the indenture and has meritorious defenses against these allegations, although it can make no assurance regarding the outcome of the lawsuit, including the actual amount that would be due in the event that the lawsuit is successful.  The notes are neither guaranteed by, nor recourse to, Transocean Ltd. or our other subsidiaries.  The claimants seek payment prior to the scheduled maturity of the principal amount of notes outstanding and accrued but unpaid interest as well as make‑whole amounts under the indenture.  In addition, the acceleration of the amounts due under the indenture could, absent a waiver from the requisite lenders, result in an event of default under our currently undrawn Five‑Year Revolving Credit Facility.  We intend to vigorously defend the lawsuit.  While we cannot predict or provide assurance as to the outcome of these proceedings, we do not expect the proceedings to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other matters—We are involved in various tax matters, various regulatory matters, and a number of claims and lawsuits, asserted and unasserted, all of which have arisen in the ordinary course of our business.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending, threatened, or possible litigation or liability.  We can provide no assurance that our beliefs or expectations as to the outcome or effect of any tax, regulatory, lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Other environmental matters

Hazardous waste disposal sites—We have certain potential liabilities under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state acts regulating cleanup of various hazardous waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  Liability is strict and can be joint and several.

We have been named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site.  We and other PRPs have agreed with the Environmental Protection Agency (the “EPA”) and the DOJ to settle our potential liabilities for this site by agreeing to perform the remaining remediation required by the EPA.  The parties to the settlement have entered into a participation agreement, which makes us liable for approximately eight percent of the remediation and related costs.  The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

remediation is complete, and we believe our share of the future operation and maintenance costs of the site is not material.  There are additional potential liabilities related to the site, but these cannot be quantified, and we have no reason at this time to believe that they will be material.

One of our subsidiaries has been ordered by the California Regional Water Quality Control Board (“CRWQCB”) to develop a testing plan for a site known as Campus 1000 Fremont in Alhambra, California, which is now a part of the San Gabriel Valley, Area 3, Superfund site.  We were also advised that one or more of our subsidiaries that formerly owned and operated the site would likely be named by the EPA as PRPs.  The current property owner, an unrelated party, performed the required testing and detected no contaminants.  In discussions with CRWQCB staff, we were advised of their intent to issue us a “no further action” letter, but it has not yet been received.  Based on the test results, we would contest any potential liability.  We have no knowledge at this time of the potential cost of any remediation, who else will be named as PRPs, and whether in fact any of our subsidiaries is a responsible party.  The subsidiaries in question do not own any operating assets and have limited ability to respond to any liabilities.

Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  These investigations involve determinations of (a) the actual responsibility attributed to us and the other PRPs at the site, (b) appropriate investigatory or remedial actions and (c) allocation of the costs of such activities among the PRPs and other site users.  Our ultimate financial responsibility in connection with those sites may depend on many factors, including (i) the volume and nature of material, if any, contributed to the site for which we are responsible, (ii) the number of other PRPs and their financial viability and (iii) the remediation methods and technology to be used.

It is difficult to quantify with certainty the potential cost of these environmental matters, particularly in respect of remediation obligations.  Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from all environmental matters, including the liability for all other related pending legal proceedings, asserted legal claims and known potential legal claims that are likely to be asserted, is adequately accrued and should not have a material effect on our consolidated statement of financial position, results of operations or cash flows.

Note 11—Noncontrolling Interest

Redeemable noncontrolling interest

Angola Deepwater Drilling Company Limited—We own a 65 percent interest and Angco Cayman Limited (“Angco Cayman”) owns a 35 percent interest, in ADDCL, a variable interest entity.  Angco Cayman has the right to require us to purchase its shares for cash.  Accordingly, we present the carrying amount of Angco Cayman’s ownership interest as redeemable noncontrolling interest on our consolidated balance sheets.  Changes in redeemable noncontrolling interest were as follows (in millions):

	Years ended December 31,
	2017	2016	2015
Redeemable noncontrolling interest
Balance, beginning of period	$28	$5	$11
Net income (loss) attributable to noncontrolling interest	30	23	(6)
Balance, end of period	$58	$28	$5

See Note 4—Variable Interest Entity.

Noncontrolling interest

Transocean Partners—Transocean Partners LLC, a Marshall Islands limited liability company and a wholly owned indirect subsidiary (“Transocean Partners”), was previously a partially owned subsidiary.  In the years ended December 31, 2016 and 2015, Transocean Partners declared and paid an aggregate distribution of $99 million and $100 million, respectively, to its unitholders, of which $28 million and $29 million, respectively, was paid to the holders of noncontrolling interest.  On December 9, 2016, Transocean Partners completed a merger with one of our subsidiaries as contemplated under the merger agreement.  Following the completion of the merger, Transocean Partners became a wholly owned indirect subsidiary of Transocean Ltd.  Each Transocean Partners common unit that was issued and outstanding immediately prior to the closing, other than the units held by Transocean and its subsidiaries, was converted into the right to receive 1.20 of our shares.  To complete the merger, we issued 23.8 million shares from conditional capital.

Note 12—Shareholders’ Equity

Par value reduction—On October 29, 2015, at our extraordinary general meeting, our shareholders approved the reduction of the par value of each of our shares to CHF 0.10 from the original par value of CHF 15.00.  The reduction of par value became effective as of January 7, 2016 upon registration in the commercial register.

Distributions of qualifying additional paid‑in capital—In May 2015, at our annual general meeting, our shareholders approved the distribution of qualifying additional paid‑in capital in the form of a U.S. dollar denominated dividend of $0.60 per outstanding

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

share, payable in four quarterly installments of $0.15 per outstanding share, subject to certain limitations.  In May 2015, we recognized a liability of $218 million for the distribution payable, recorded in other current liabilities, with a corresponding entry to additional paid‑in capital.  On June 17 and September 23, 2015, we paid the first two installments in the aggregate amount of $109 million to shareholders of record as of May 29 and August 25, 2015.  On October 29, 2015, at our extraordinary general meeting, our shareholders approved the cancellation of the third and fourth installments of the distribution.  As a result, we reduced our distribution payable, recorded in other current liabilities, by $109 million with corresponding increase to additional paid‑in capital.

In May 2014, at our annual general meeting, our shareholders approved the distribution of qualifying additional paid‑in capital in the form of a U.S. dollar denominated dividend of $3.00 per outstanding share, payable in four quarterly installments of $0.75 per outstanding share, subject to certain limitations.  On March 18, 2015, we paid the final installment in the aggregate amount of $272 million to shareholders of record as of February 20, 2015.

We did not pay the distribution of qualifying additional paid‑in capital with respect to our shares held by our subsidiary or previously held in treasury.

Shares issued—To complete the merger with Transocean Partners, in December 2016, we issued 23.8 million shares from conditional capital.  Each Transocean Partners common unit that was issued and outstanding immediately prior to the closing, other than the units held by Transocean and its subsidiaries, was converted into the right to receive 1.20 of our shares.  See Note 1—Business, Note 11—Noncontrolling Interest, Note 15—Supplemental Cash Flow Information and Note 20—Subsequent Event.

Shares held in treasury—In May 2009, at our annual general meeting, our shareholders approved and authorized our board of directors, at its discretion, to repurchase an amount of our shares for cancellation with an aggregate purchase price of up to CHF 3.5 billion.  On February 12, 2010, our board of directors authorized our management to implement the share repurchase program.  During the three‑year period ended December 31, 2017, we did not purchase any shares under our share repurchase program.  At December 31, 2015, we held 2.9 million shares in treasury, recorded at cost.  On October 29, 2015, at our extraordinary general meeting, our shareholders approved the cancellation of the 2.9 million shares previously purchased under the share repurchase program and held in treasury, and such cancellation became effective as of January 7, 2016 upon registration in the commercial register.

Shares held by subsidiaries—Two of our subsidiaries hold our shares for future use to satisfy our obligations to deliver shares in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2017 and 2016, our subsidiaries held 3.6 million shares and 5.4 million shares, respectively.

Accumulated other comprehensive loss—The changes in accumulated other comprehensive loss, presented net of tax, for our defined benefit pension plans were as follows (in millions):

	Years ended December 31,
	2017	2016

Balance, beginning of period	$(283)	$(277)
Other comprehensive loss before reclassifications	(2)	(15)
Reclassifications to net income	(5)	9
Other comprehensive loss, net	(7)	(6)
Balance, end of period	$(290)	$(283)

Note 13—Share‑Based Compensation

Overview

We have a long‑term incentive plan (the “Long‑Term Incentive Plan”) for executives, key employees and non‑employee directors under which awards can be granted in the form of restricted share units, restricted shares, stock options, stock appreciation rights and cash performance awards.  Awards may be granted as service awards that are earned over a defined service period or as performance awards that are earned based on the achievement of certain market factors or performance targets or a combination of market factors and performance targets.  Our compensation committee of our board of directors determines the terms and conditions of the awards granted under the Long‑Term Incentive Plan.  As of December 31, 2017, under the current plan established in 2015, we had 20.7 million shares authorized and 9.9 million shares available to be granted under the Long‑Term Incentive Plan.  As of December 31, 2017, total unrecognized compensation costs related to all unvested share‑based awards were $43 million, which are expected to be recognized over a weighted average period of 1.7 years.

Service awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period.  Performance awards typically are subject to a three-year measurement period during which the number of options or shares to be issued remains uncertain.  At the end of the measurement period, the awarded number of options or shares to be issued is determined.  The performance awards typically vest in one aggregate installment following the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

determination date.  Stock options and stock appreciation rights are subject to a stated vesting period and, once vested, typically have a seven‑year term during which they are exercisable.

Service awards

Restricted share units—A restricted share unit is a notional unit that is equal to one share but has no voting rights until the underlying share is issued.  The following table summarizes unvested activity for service‑based units granted under our incentive plans during the year ended December 31, 2017:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2017	4,006,082	$13.10
Granted	1,921,029	13.03
Vested	(1,867,970)	15.14
Forfeited	(238,686)	11.42
Unvested at December 31, 2017	3,820,455	$12.15

During the year ended December 31, 2017, the aggregate grant‑date fair value of the service‑based units that vested was $28 million.  During the years ended December 31, 2016 and 2015, we granted 3,155,382 and 2,848,521 service‑based units, respectively, with a weighted‑average grant‑date fair value of $8.69 and $18.70 per unit, respectively.  During the years ended December 31, 2016 and 2015, we had 1,725,734 and 1,817,758 service‑based units, respectively, that vested with an aggregate grant‑date fair value of $48 million and $81 million, respectively.

Stock options—During the years ended December 31, 2017 and 2016, we granted service‑based stock options.  The following table summarizes activity for vested and unvested service‑based stock options outstanding under our incentive plans during the year ended December 31, 2017:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of shares	exercise price	contractual term	intrinsic value
	under option	per share	(years)	(in millions)
Outstanding at January 1, 2017	1,934,695	$44.88	6.12	$6
Granted	877,231
Forfeited	(58,463)
Outstanding at December 31, 2017	2,753,463	$34.98	6.37	$2

Vested and exercisable at December 31, 2017	1,263,702	$62.78	3.63	$—

During the year ended December 31, 2017, the weighted‑average grant‑date fair value of the service‑based stock options that we granted was $6.46 per option.  During the year ended December 31, 2017, the aggregate grant‑date fair value of service‑based stock options that vested was $2 million.  During the year ended December 31, 2017, no service‑based stock options were exercised.  As of December 31, 2017, there were outstanding unvested service‑based stock options to purchase 1,489,761 shares.  During the year ended December 31, 2016, we granted service‑based stock options to purchase 945,724 shares with a weighted‑average grant‑date fair value of $5.11 per option.  During the year ended December 31, 2015, we did not grant service‑based stock options.  During the year ended December 31, 2016 and 2015, the aggregate grant‑date fair value of service‑based options that vested was $3 million and $9 million, respectively.  During the years ended December 31, 2016 and 2015, no service‑based stock options were exercised.

Performance awards

Restricted share units—We grant performance awards in the form of restricted share units that can be earned depending on the achievement of (a) market factors or (b) both market factors and performance targets.  The number of shares ultimately earned per unit is quantified upon completion of the specified period at the determination date.  The following table summarizes unvested activity for performance‑based units under our incentive plans during the year ended December 31, 2017:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2017	1,439,606	$14.40
Granted	689,740	16.25
Vested	(478,492)	13.87
Forfeited	(12,173)	11.60
Unvested at December 31, 2017	1,638,681	$13.56

During the year ended December 31, 2017, performance‑based units vested with an aggregate grant‑date fair value of $7 million.  During the years ended December 31, 2016 and 2015, we granted 997,362 and 652,592 performance‑based units,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

respectively, with a weighted‑average grant‑date fair value of $11.60 and $17.91 per unit, respectively.  During the year ended December 31, 2016, the total grant‑date fair value of the performance‑based units that vested was $6 million.  During the year ended December 31, 2015, no performance‑based units vested since neither the market factors nor the performance targets were achieved.

Note 14—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2017	2016
Other current liabilities
Accrued payroll and employee benefits	$176	$200
Accrued interest	127	135
Accrued taxes, other than income	67	87
Macondo well incident settlement obligations	—	60
Deferred revenues	213	209
Contingent liabilities	246	262
Other	10	7
Total other current liabilities	$839	$960

Other long‑term liabilities were comprised of the following (in millions):

	December 31,
	2017	2016
Other long-term liabilities
Postemployment benefit plan obligations	$353	$370
Income taxes payable	247	333
Deferred revenues	422	390
Other	60	60
Total other long-term liabilities	$1,082	$1,153

Note 15—Supplemental Cash Flow Information

Net cash provided by operating activities attributable to the net change in other operating assets and liabilities was comprised of the following (in millions):

	Years ended December 31,
	2017	2016	2015
Changes in operating assets and liabilities
Decrease in accounts receivable	$230	$350	$742
Increase in other current assets	(30)	(29)	(177)
(Increase) decrease in other assets	(33)	(12)	5
Decrease in accounts payable and other current liabilities	(115)	(286)	(828)
Decrease in other long-term liabilities	(13)	(55)	(72)
Change in income taxes receivable / payable, net	(58)	(133)	(65)
	$(19)	$(165)	$(395)

Additional cash flow information was as follows (in millions):

	Years ended December 31,
	2017	2016	2015
Certain cash operating activities
Cash payments for interest	$486	$351	$439
Cash payments for income taxes	124	172	314

Non-cash investing and financing activities
Capital additions, accrued at end of period (a)	$20	$42	$128
Issuance of shares to acquire noncontrolling interest (b)	—	317	—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

(a)	Additions to property and equipment for which we had accrued a corresponding liability in accounts payable at the end of the period. See Note 5—Drilling Fleet.
(b)

On December 9, 2016, we issued 23.8 million shares in connection with our acquisition of the outstanding publicly held common units of Transocean Partners pursuant to its merger with one of our other subsidiaries.  See Note 11—Noncontrolling Interest and Note 12—Shareholders’ Equity.

Note 16—Financial Instruments

The carrying amounts and fair values of our financial instruments were as follows (in millions):

	December 31, 2017		December 31, 2016
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Cash and cash equivalents	$2,519	$2,519	$3,052	$3,052
Short-term investments	450	450	—	—
Restricted cash accounts and investments	489	489	510	511
Long-term debt, including current maturities	7,396	7,538	8,464	8,218

We estimated the fair value of each class of financial instruments, for which estimating fair value is practicable, by applying the following methods and assumptions:

Cash and cash equivalents—The carrying amount of cash and cash equivalents represents the historical cost, plus accrued interest.  Our cash equivalents are primarily invested in short‑term time deposits and money market funds.  The carrying amount of our cash and cash equivalents approximates fair value because of the short maturities of the instruments.  At December 31, 2017 and 2016, the aggregate carrying amount of our cash equivalents was $2.1 billion and $2.6 billion, respectively.

Short‑term investments—The carrying amount of unrestricted short‑term investments represents the historical cost of the time deposits in which they are invested.  The carrying amount of such short‑term investments approximates fair value because of the short maturities of the instruments.

Restricted cash accounts and investments—The carrying amount of the cash and cash equivalents that are subject to restrictions due to collateral requirements, legislation, regulation or court order approximates fair value due to the short term nature of the instruments in which the restricted cash balances are held.  At December 31, 2017, the aggregate carrying amount of such restricted cash and cash equivalents was $456 million, including $440 million and $16 million recorded in current assets and other assets, respectively.  At December 31, 2016, the aggregate carrying amount of such restricted cash and cash equivalents was $387 million, including $368 million and $19 million recorded in current assets and other assets, respectively.

The carrying amount of the restricted cash investments pledged for debt service of the Eksportfinans Loans due January 2018 and for security of certain other credit arrangements represents the amortized historical cost of the investment.  We measured the estimated fair value of such restricted cash investments using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads of the instruments.  At December 31, 2017 and 2016, the aggregate carrying amount of the restricted cash investments was $33 million and $123 million, respectively.  At December 31, 2017 and 2016, the estimated fair value of such restricted cash investments was $33 million and $124 million, respectively.

Debt—We measured the estimated fair value of our debt, all of which was fixed‑rate debt, using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Note 17—Risk Concentration

Interest rate risk—Financial instruments that potentially subject us to concentrations of interest rate risk include our cash equivalents, short‑term investments, restricted cash investments, debt and capital lease obligations.  We are exposed to interest rate risk related to our cash equivalents and short‑term investments, as the interest income earned on these investments, is based on variable or short‑term interest rates, which change with market interest rates.  We are also exposed to the interest rate risk related to our fixed‑rate debt when we refinance maturing debt with new debt or when we repurchase debt in open market repurchases.

Currency exchange rate risk—Our international operations expose us to currency exchange rate risk.  This risk is primarily associated with compensation costs of our employees and purchasing costs from non‑U.S. suppliers, which are denominated in currencies other than the U.S. dollar.  We use a variety of techniques to minimize the exposure to currency exchange rate risk, including the structuring of customer contract payment terms.

Our primary currency exchange rate risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency.  The payment portion denominated in local currency is based on anticipated local currency

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, national content requirements, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual local currency needs may vary from those anticipated in the customer contracts, resulting in partial exposure to currency exchange rate risk.  The currency exchange effect resulting from our international operations generally has not had a material impact on our operating results.

Credit risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents, short‑term investments and trade receivables, both current and long‑term.

We generally maintain our cash, cash equivalents and short‑term investments in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high‑quality money market instruments.  We limit the amount of exposure to any one institution and do not believe we are exposed to any significant credit risk.

We earn our revenues by providing our drilling services to international oil companies, government‑owned oil companies and government‑controlled oil companies.  Receivables are dispersed in various countries (see Note 18—Operating Segments, Geographic Analysis and Major Customers).  We establish an allowance for doubtful accounts on a case‑by‑case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  Although we have encountered only isolated credit concerns related to independent oil companies, we occasionally require collateral or other security to support customer receivables.  In certain instances, when we determine that collection is not reasonably assured, we may occasionally offer extended payment terms and recognize revenues associated with the contract on a cash basis.

Labor agreements—We require highly skilled personnel to operate our drilling units.  We conduct extensive personnel recruiting, training and safety programs.  At December 31, 2017, we had approximately 4,900 employees, including approximately 400 persons engaged through contract labor providers.  Approximately 26 percent of our total workforce, working primarily in Brazil, Norway and the U.K. are represented by, and some of our contracted labor work is subject to, collective bargaining agreements, substantially all of which are subject to annual salary negotiation.  These negotiations could result in higher personnel expenses, other increased costs or increased operational restrictions as the outcome of such negotiations affect the market for all offshore employees not just the union members.

Note 18—Operating Segments, Geographic Analysis and Major Customers

Operating segments—We operate in a single, global market for the provision of contract drilling services to our customers.  The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.

Geographic analysis—Operating revenues by country were as follows (in millions):

	Years ended December 31,
	2017	2016	2015
Operating revenues
U.S.	$1,527	$1,977	$2,416
Brazil	335	453	673
U.K.	288	551	1,139
Other countries (a)	823	1,180	3,158
Total operating revenues	$2,973	$4,161	$7,386

(a)	Other countries represent countries in which we operate that individually had operating revenues representing less than 10 percent of consolidated operating revenues earned.

Long‑lived assets by country were as follows (in millions):

	December 31,
	2017	2016
Long-lived assets
U.S.	$7,541	$6,181
Trinidad	2,563	3,977
Other countries (a)	7,298	10,935
Total long-lived assets	$17,402	$21,093

(a)	Other countries represents countries in which we operate that individually had long‑lived assets representing less than 10 percent of consolidated long‑lived assets.

Since the majority of our assets are mobile, the geographic locations of such assets at the end of the periods are not necessarily indicative of the geographic distribution of the operating revenues generated by such assets during the periods.  Although we are organized under the laws of Switzerland, we do not conduct any operations and do not have operating revenues in Switzerland.  At December 31, 2017 and 2016, the aggregate carrying amount of our long‑lived assets located in Switzerland was less than $1 million and $2 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances or other market disrupting events, expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which we operate.

Major customers—For the year ended December 31, 2017, Chevron Corporation (together with its affiliates, “Chevron”), Royal Dutch Shell plc (together with its affiliates, “Shell”) and Petróleo Brasileiro S.A. (“Petrobras”) accounted for approximately 29 percent, 17 percent and 14 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2016, Chevron, BP, Shell and Petrobras accounted for approximately 24 percent, 12 percent, 12 percent and 11 percent, respectively, of our consolidated operating revenues from continuing operations.  For the year ended December 31, 2015, Chevron and Shell accounted for approximately 14 percent and 10 percent of our consolidated operating revenues.

Note 19—Quarterly Results (Unaudited)

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
2017
Operating revenues	$785	$751	$808	$629
Operating income (loss) (a)	173	(1,544)	(1,145)	12
Income (loss) from continuing operations (a)	95	(1,679)	(1,411)	(102)
Net income (loss) (a)	95	(1,679)	(1,411)	(102)
Net income (loss) attributable to controlling interest (a)	91	(1,690)	(1,417)	(111)
Per share earnings (loss) from continuing operations
Basic	$0.23	$(4.32)	$(3.62)	$(0.28)
Diluted	$0.23	$(4.32)	$(3.62)	$(0.28)
Weighted-average shares outstanding
Basic	390	391	391	391
Diluted	390	391	391	391

2016
Operating revenues	$1,341	$940	$906	$974
Operating income (b)	424	163	229	316
Income from continuing operations (b)	242	92	236	257
Net income (b)	241	93	236	257
Net income attributable to controlling interest (b)	235	82	218	243
Per share earnings from continuing operations
Basic	$0.64	$0.22	$0.59	$0.64
Diluted	$0.64	$0.22	$0.59	$0.64
Weighted-average shares outstanding
Basic	364	365	365	371
Diluted	364	365	365	371

(a)

Second quarter and third quarter included an aggregate loss of $1.4 billion associated with the impairment of certain drilling units classified as assets held for sale.  Second quarter included a loss of $94 million associated with the impairment of our midwater floater asset group.  Second quarter included a loss of $1.6 billion associated with the sale of 10 high‑specification jackups and the novation of five high‑specification jackups under construction.  First quarter, second quarter, third quarter and fourth quarter included an aggregate loss of $55 million associated with the retirement of debt.

(b)

First quarter, second quarter, third quarter and fourth quarter included an aggregate loss $41 million associated with the impairment of certain drilling units classified as assets held for sale.  Fourth quarter included a loss of $52 million associated with the impairment of our deepwater asset group.  Fourth quarter included income of $30 million associated with recoveries of previously incurred costs associated with the Macondo well incident.  Second quarter and third quarter included a gain of $38 million and $110 million, respectively, associated with the retirement of debt.  See Note 5—Drilling Fleet, Note 8—Debt and Note 10—Commitments and Contingencies.

Note 20—Subsequent Event

Business combination—On August 13, 2017, we entered into the Transaction Agreement with Songa pursuant to which we agreed to offer to acquire all of the issued and outstanding shares of Songa through the Offer in exchange for consideration per Songa share, consisting of (i) 0.3572  newly issued shares of Transocean Ltd. and (ii) approximately $2.99726  principal amount of 0.5% Exchangeable Senior Bonds due January 2023 (the “Exchangeable Bonds”) to be issued by Transocean Inc., our wholly owned direct subsidiary and a Cayman Islands exempted company.  Additionally, each Songa shareholder could elect to receive a cash payment of NOK 47.50 per Songa share up to a maximum of NOK 125,000 per shareholder in lieu of some or all of the consideration such shareholder would otherwise be entitled to receive in the Offer.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

We believe the acquisition of Songa strengthens and solidifies our position as a leader in harsh environment and ultra‑deepwater drilling services by adding significant high value assets, including four high‑specification harsh environment floaters, supported by significant contract backlog.  Additionally, the acquisition strengthens our footprint in harsh environment operating areas and our existing relationship with Statoil ASA.

In connection with the acquisition, shareholders at our extraordinary general meeting, on January 16, 2018, were requested to consider the following: (1) the issuance of up to 68.6 million Transocean Ltd. shares, (2) an amendment of our articles of association to create additional authorized share capital, (3) election of one new director to our board of directors and (4) issuance of consideration shares of our authorized share capital and our shares issuable upon exchange of the Exchangeable Bonds.  On January 18, 2018, we announced that shareholders at our extraordinary general meeting approved all proposals related to the Songa acquisition.

On January 30, 2018, we completed the acquisition of an approximate 97.7 percent ownership interest in Songa, and we issued 66.9 million shares with an aggregate market value of $735 million, equivalent to $10.99 per share, estimated based on the market value of our shares on the date of issuance to shareholders of Songa as partial consideration for the acquired Songa shares.  Additionally, we made an aggregate cash payment of less than $1 million to Songa shareholders that elected to receive a cash payment.

We also issued an aggregate principal amount of $854 million of the Exchangeable Bonds as partial consideration for the acquisition of the acquired Songa shares and partial settlement of certain Songa indebtedness.  Transocean Inc. is the issuer of the Exchangeable Bonds, which are fully and unconditionally guaranteed by Transocean Ltd. and rank equally with our other senior unsecured debt.  We will pay interest on the Exchangeable Bonds semiannually, commencing July 30, 2018.  Holders of the Exchangeable Bonds may convert the notes into shares of Transocean Ltd. under certain circumstances at a rate of 97.29756 shares per $1,000 note, equivalent to a conversion price of $10.28 per share, subject to adjustment due to the occurrence of certain events.

By March 31, 2018, we expect to complete the acquisition of the remaining shares not owned by us through a compulsory acquisition, which is available to us under Cyprus law.  In connection with the compulsory acquisition, we expect to issue 1.6 million shares and an aggregate principal amount of $13 million of the Exchangeable Bonds as consideration for the remaining Songa shares.  We have not completed our preliminary allocation of the acquisition price to the assets acquired and liabilities assumed given the timing of the acquisition date, on January 30, 2018, relative to the date of issuance of our financial statements as of and for the year ended December 31, 2017.